Exhibit 10.15
DEED OF LEASE
COMMONWEALTH TOWER, L.P.,
a Delaware limited partnership
Landlord
and
CARLYLE INVESTMENT MANAGEMENT L.L.C.,
a Delaware limited liability company
Tenant
1300 Wilson Boulevard
Arlington, Virginia
January 10, 2011

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Page
Section 31.4 Condition of Storage Space	69
Section 31.5 Term of Lease for Storage Space	69
Section 31.6 Assignment	70
Section 31.7 Insurance	70
Section 31.8 Use of Storage Space	70

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EXHIBITS

Exhibit A	Floor Plan
Exhibit A-1	Land
Exhibit B	Definitions
Exhibit C	Work Agreement
Exhibit D	Cleaning Specifications
Exhibit E	Rules and Regulations
Exhibit F	Form of Letter of Credit
Exhibit G	[intentionally omitted]
Exhibit H	Base Building HVAC
Exhibit I	Storage Space
Exhibit J	Form of Confidentiality Agreement

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INDEX OF DEFINED TERMS

Term	Location
Above Building Standard Installations	Section 11.3
Additional Rent	Article 1
Advance Rent	Section 2.4
Adverse Event	Section 26.21
Alterations	Section 5.1
Area of the Building	Article 1
Area of the Premises	Article 1
Assessed Valuation	Section 7.1
Bank	Section 27.1
Bankruptcy Code	Section 27.1
Base Building Systems	Exhibit B
Base Operating Expenses	Section 7.1
Base Rate	Exhibit B
Base Taxes	Section 7.1
Base Year	Article 1
Building	Article 1
Building Standard Installations	Section 11.1
Business Days	Exhibit B
Business Hours	Exhibit B
Calendar Year	Section 7.1
Code	Section 26.21
Commencement Date	Article 1
Common Areas	Exhibit B
Comparable Buildings	Exhibit B
Comparison Year	Section 7.1
Condominium Documents	Section 9.5
control	Section 13.7
Decorative Alterations	Section 5.1
Deficiency	Exhibit B
Effective Date	Introductory Paragraph
Electrical Equipment	Section 10.2
Equipment	Section 5.7
Event of Default	Section 15.1
Excess Electrical Usage	Section 10.1
Excluded Expenses	Exhibit B
Expense Estimate	Section 7.3
Expiration Date	Article 1
Fixed Rent	Article 1
Governmental Authority	Exhibit B
Guarantor	Article 1
Hazardous Materials	Exhibit B
Holidays	Exhibit B
HVAC	Section 10.4
HVAC System	Exhibit B

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Term	Location
Insured Parties	Section 11.1
Interest Rate	Article 1
Land	Article 1
Landlord	Introductory Paragraph
Landlord Party(ies)	Exhibit B
Landlord’s Address for Notices	Article 1
Landlord’s Address for Payment	Article 1
Landlord’ s Agent	Article 1
Landlord’s Contribution	Article 1
LC Expiration Date	Section 27.1
Lease	Introductory Paragraph
Lessor	Exhibit B
Losses	Exhibit B
Major Alterations	Section 5.1
Market Sub-Rent	Section 13.3
Mechanical Installations	Section 10.4
Meter	Section 10.1
Mortgage(s)	Exhibit B
Mortgagee(s)	Exhibit B
New Tenant	Section 18.2
OFAC	Section 26.23
Operating Expenses	Section 7.1
Operator	Section 3.2
Overtime Periods	Section 10.6
Ownership Interests	Section 13.7
Parking Allocation	Article 1
Parking Facility	Article 1
Partial Space	Section 13.2
Permitted Alterations	Section 5.1
Plans	Section 5.1
Permitted Uses	Article 1
Policies	Section 11.1
Premises	Article 1
Prohibited Use	Exhibit B
Project	Article 1
reasonable efforts	Section 17.3
Related Entity	Section 13.7
Rent	Article 1
Rent Commencement Date	Article 1
Requirements	Exhibit B
Restoration Notice	Section 11.5
Restoration Security	Section 11.3
Restorative Work	Section 6.3
Rules and Regulations	Exhibit B
Specialty Alterations	Exhibit B
State	Exhibit B

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Term	Location
Statement	Section 7.1
Substantial Completion	Exhibit B
Substitute Space	Section 26.17
Substitution Date	Section 26.17
Substitution Notice	Section 26.17
Superior Lease(s)	Exhibit B
Supplemental HVAC Units	Section 10.5
Swap Notice	Section 2.1(b)
Taking	Section 12.1
Tax Estimate	Section 7.2
Taxes	Section 7.1
Tenant	Introductory Paragraph
Tenant Delay(s)	Exhibit B
Tenant Fixtures	Section 6.2
Tenant Party(ies)	Exhibit B
Tenant’s Broker	Article 1
Tenant’s Restoration Payment	Section 11.3
Tenant’s Address for Notices	Article 1
Tenant’s Broker	Article 1
Tenant’s Operating Payment	Section 7.3
Tenant’s Property	Exhibit B
Tenant’s Proportionate Share	Article 1
Tenant’s Tax Payment	Section 7.2
Term	Article 1
Termination Notice	Section 11.5
Transaction Costs	Section 13.6
Transfer	Section 26.2
Transferee	Section 13.3
transfers	Section 13.7
Unavoidable Delays	Exhibit B

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DEED OF LEASE
     THIS DEED OF LEASE (this “Lease”) is made as of January 10th, 2011 (the “Effective Date”), between COMMONWEALTH TOWER, L.P., a Delaware limited partnership (“Landlord”), and CARLYLE INVESTMENT MANAGEMENT L.L.C., a Delaware limited liability company (“Tenant”).
     Landlord and Tenant hereby agree as follows:
ARTICLE 1
BASIC LEASE PROVISIONS

PREMISES	If Landlord does not timely deliver the Swap Notice to Tenant under Section 2.1(b), the twelfth (12th) (the “Twelfth Floor Premises”), the thirteenth (13th) floor (the “Thirteenth Floor Premises”) and the fourteenth (14th) floor (the “Fourteenth Floor Premises”) of the Building and storage space on the B-2 level (Unit B-200) of the Building, all as more particularly shown on Exhibit A-Floor Plan

If Landlord timely delivers the Swap Notice to Tenant under Section 2.1(b), the eleventh (11th) floor (the “Eleventh Floor Premises”), the twelfth (12th) floor (the “Twelfth Floor Premises”) and the thirteenth (13th) floor (the “Thirteenth Floor Premises”) of the Building and storage space on the B-2 level (Unit B-200) of the Building, all as more particularly shown on Exhibit A-Floor Plan

BUILDING	The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the Land and commonly known as 1300 Wilson Boulevard, Arlington, Virginia

PARKING FACILITY	The parking structure, fixtures and other improvements and appurtenances now located or hereafter erected, located or placed upon the Land

LAND	The real property described on Exhibit A-1-Land to this Lease

PROJECT	The Land, the Building, the Common Areas and the Parking Facility

COMMENCEMENT DATE	With respect to an applicable floor of the Premises, the earlier of (i) the Rent Commencement Date for such floor or (ii) the date on which Tenant occupies such floor or any portion thereof for the conduct of Tenant’s business

RENT COMMENCEMENT DATE	If Landlord does not timely deliver the Swap Notice to Tenant under Section 2.1(b):

Twelfth Floor Premises: July 1, 2012, subject to extension on a day for day basis for each day of Landlord Delay or Access Delay with respect to the Twelfth Floor Premises

Thirteenth Floor Premises: May 1, 2012, subject to extension on a day for day basis for each day of Landlord Delay or Access Delay with respect to the Thirteenth Floor Premises

Fourteenth Floor Premises: January 1, 2012, subject to extension on a day for day basis for each day of Landlord Delay or Access Delay with respect to the Fourteenth Floor Premises

Storage Space: January 1, 2012

If Landlord timely delivers the Swap Notice to Tenant under Section 2.1(b):

Eleventh Floor Premises: July 1, 2012, subject to extension on a day for day basis for each day of Landlord Delay or Access Delay with respect to the Eleventh Floor Premises

Twelfth Floor Premises: May 1, 2012, subject to extension on a day for day basis for each day of Landlord Delay or Access Delay with respect to the Twelfth Floor Premises

Thirteenth Floor Premises: January 1, 2012, subject to extension on a day for day basis for each day of Landlord Delay or Access Delay with respect to the Thirteenth Floor Premises

Storage Space: January 1, 2012

EXPIRATION DATE	June 30, 2022, as such date might be extended or sooner terminated as provided in this Lease

TERM	The period that begins on the Commencement Date and, unless this Lease is sooner terminated, ends on the Expiration Date

PERMITTED USES	Executive and general offices and uses accessory or incidental thereto

BASE YEAR	Calendar year 2011

TENANT’S PROPORTIONATE SHARE	The percentage equal to a fraction, the numerator of which is the Area of the Premises and the denominator of which is the Area of the Building

If Landlord does not timely deliver the Swap Notice to Tenant under Section 2.1(b), Tenant’s Proportionate Share for the initial Premises shall be 19.720203%, subject to adjustment as set forth in Section 2.4

If Landlord timely delivers the Swap Notice to Tenant under Section 2.1(b), Tenant’s Proportionate Share for the initial Premises shall be 19.79214%, subject to adjustment as set forth in Section 2.4

AREA OF THE BUILDING	357,258 rentable square feet, subject to adjustment as set forth in Section 2.4

AREA OF THE PREMISES	If Landlord does not timely deliver the Swap Notice to Tenant under Section 2.1(b), 70,452 rentable square feet, subject to adjustment as set forth in Section 2.4, with the Twelfth Floor Premises containing 23,588 rentable square feet, the Thirteenth Floor Premises containing 23,532 rentable square feet and the Fourteenth Floor Premises containing 23,332 rentable square feet

If Landlord timely delivers the Swap Notice to Tenant under Section 2.1(b), 70,709 rentable square feet, subject to adjustment as set forth in Section 2.4, with the Eleventh Floor Premises containing 23,589 rentable square feet, the Twelfth Floor Premises containing 23,588 rentable square feet and the Thirteenth Floor Premises containing 23,532 rentable square feet

FIXED RENT	Eleventh Floor Premises (If Landlord timely delivers the Swap Notice to Tenant under Section 2.1(b)):

Fixed Rent per annum per square foot of Area
Period	of the Eleventh Floor Premises
July 1, 2012 — August 31, 2012	$52.00
September 1, 2012 — August 31, 2013	$53.30
September 1, 2013 — August 31, 2014	$54.63
September 1, 2014 — August 31, 2015	$56.00

Fixed Rent per annum per square foot of Area
Period	of the Eleventh Floor Premises
September 1, 2015 — August 31, 2016	$57.40
September 1, 2016 — August 31, 2017	$58.83
September 1, 2017 — August 31, 2018	$60.30
September 1, 2018 — August 31, 2019	$61.81
September 1, 2019 — August 31, 2020	$63.36
September 1, 2020 — August 31, 2021	$64.94
September 1, 2021 — Expiration Date	$66.56
Twelfth Floor Premises:

Fixed Rent per annum per square foot of Area
Period	of the Twelfth Floor Premises
If Landlord does not timely deliver the Swap Notice to Tenant under Section 2.1(b):
July 1, 2012 — August 31, 2012
If Landlord timely delivers the Swap Notice to Tenant under Section 2.1(b):	$52.00
May 1, 2012 — August 31, 2012	$52.00
September 1, 2012 — August 31, 2013	$53.30
September 1, 2013 — August 31, 2014	$54.63
September 1, 2014 — August 31, 2015	$56.00
September 1, 2015 — August 31, 2016	$57.40
September 1, 2016 — August 31, 2017	$58.83
September 1, 2017 — August 31, 2018	$60.30
September 1, 2018 — August 31, 2019	$61.81
September 1, 2019 — August 31, 2020	$63.36
September 1, 2020 — August 31, 2021	$64.94
September 1, 2021 - Expiration Date	$66.56

Thirteenth Floor Premises:

Fixed Rent per annum per square foot of Area
Period	of the Thirteenth Floor Premises
If Landlord does not timely deliver the Swap Notice to Tenant under Section 2.1(b):
May 1, 2012 — August 31, 2012	$53.00
If Landlord timely delivers the Swap Notice to Tenant under Section 2.1(b):
January 1, 2012 — August 31, 2012	$53.00
September 1, 2012 — August 31, 2013	$54.33
September 1, 2013 — August 31, 2014	$55.68
September 1, 2014 — August 31, 2015	$57.08
September 1, 2015 — August 31, 2016	$58.50
September 1, 2016 — August 31, 2017	$59.96
September 1, 2017 — August 31, 2018	$61.46
September 1, 2018 — August 31, 2019	$63.00
September 1, 2019 — August 31, 2020	$64.58
September 1, 2020 — August 31, 2021	$66.19
September 1, 2021 — Expiration Date	$67.85
Fourteenth Floor Premises (If Landlord does not timely deliver the Swap Notice to Tenant under Section 2.1(b)):

Fixed Rent per annum per square foot of Area
Period	of the Fourteenth Floor Premises
January 1, 2012 — August 31, 2012	$53.00
September 1, 2012 — August 31, 2013	$54.33
September 1, 2013 — August 31, 2014	$55.68
September 1, 2014 — August 31, 2015	$57.08
September 1, 2015 — August 31, 2016	$58.50
September 1, 2016 — August 31, 2017	$59.96
September 1, 2017 — August 31, 2018	$61.46
September 1, 2018 — August 31, 2019	$63.00
September 1, 2019 — August 31, 2020	$64.58
September 1, 2020 — August 31, 2021	$66.19
September 1, 2021 — Expiration Date	$67.85

ADDITIONAL RENT	All sums other than Fixed Rent payable by Tenant to Landlord under this Lease and any work letter, exhibits, riders or other attachments hereto, including Tenant’s Tax Payment, Tenant’s Operating Payment, late charges, overtime or excess service charges, supplemental water charges, damages, and interest and other costs related to Tenant’s failure to perform any of its obligations under this Lease

RENT	Fixed Rent and Additional Rent, collectively

INTEREST RATE	The lesser of (i) four percent (4%) per annum above the then current Base Rate, and (ii) the maximum rate permitted by applicable law

PARKING ALLOCATION	1.5 parking contracts per 1,000 square feet of Area of the Premises (with such number of parking contracts being rounded to the nearest whole number) for use in the Parking Facility

TENANT’S ADDRESS	Until Tenant commences business operations at the Premises:
FOR NOTICES

Carlyle Investment Management L.L.C.
1001 Pennsylvania Avenue, NW
Suite 220 South
Washington, DC 20004
Attn: Chief Administrative Officer

and

Carlyle Investment Management L.L.C.
1001 Pennsylvania Avenue, NW
Suite 220 South
Washington, DC 20004
Attn: Controller

Copy to

Katten Muchin Rosenman LLP
2900 K Street, NW
North Tower — Suite 200
Washington, DC 20037
Attn: Bruce Kosub, Esq.

TENANT’S ADDRESS FOR NOTICES UNDER EXHIBIT C — WORK AGREEMENT	Copy to Same as above

Commonwealth Tower, L.P.
c/o Tishman Speyer Properties, L.P.
45 Rockefeller Plaza, 7th Floor
New York, New York 10111
Attn: Chief Financial Officer

Copies to:

Commonwealth Tower, L.P.
c/o Tishman Speyer Properties, L.P.
1875 Eye Street, NW, Suite 300
Washington, DC 20006
Attn: Regional Manager and Property Manager

and

Commonwealth Tower, L.P.
c/o Tishman Speyer Properties, L.P.
45 Rockefeller Plaza, 7th Floor
New York, New York 10111
Attn: Chief Legal Officer

and

LANDLORD’S ADDRESS FOR NOTICES UNDER EXHIBIT C — WORK AGREEMENT	Commonwealth Tower, L.P. c/o Tishman Speyer 1875 Eye Street, NW, Suite 300 Washington, DC 20006 Attn: Rustom A. Cowasjee

Copies to:

Commonwealth Tower, L.P.
c/o Tishman Speyer
1875 Eye Street, NW, Suite 300
Washington, DC 20006
Attn: Cynthia H. Bowden

and:

Copies to:

Commonwealth Tower, L.P.
c/o Tishman Speyer
45 Rockefeller Plaza, 7th Floor
New York, New York 10111
Attn: Chief Legal Officer

LANDLORD’S ADDRESS FOR PAYMENT	Commonwealth Tower, L.P. P.O. Box 905448 Charlotte, N.C. 28290-5448

or if by FedEx, UPS or other overnight delivery to:

JP Morgan Chase
806 Tyvola Road, Suite 108
Charlotte, N.C. 28217
Attn: Commonwealth Tower, L.P., Lockbox 905448

TENANT’S BROKER	CB Richard Ellis

LANDLORD’S AGENT	Tishman Speyer Properties, L.P. or any other person designated at any time and from time to time by Landlord as Landlord’s Agent and their successors and assigns

LANDLORD’S CONTRIBUTION	The product of $75.00 multiplied by the Area of the Premises

GUARANTOR	None

All capitalized terms used in this Lease without definition are defined in Exhibit B-Definitions or in the other exhibits, riders, schedules or other attachments to this Lease.
ARTICLE 2
PREMISES, TERM, RENT
     Section 2.1 Lease of Premises.
          (a) Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term. In addition, Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with other tenants, the Common Areas. Landlord represents and warrants to Tenant that Landlord owns fee simple title to the Project as of the Effective Date.
          (b) The Premises shall consist of the Twelfth Floor Premises, the Thirteenth Floor Premises and the Fourteenth Floor Premises unless Landlord delivers written notice to Tenant (the “Swap Notice”) on or before January 15, 2011 that Landlord has elected to change the Premises. If Landlord timely delivers the Swap Notice, the Premises shall automatically consist of the Eleventh Floor Premises, the Twelfth Floor Premises and the Thirteenth Floor Premises. Landlord will deliver the Swap Notice to Tenant on or before January 15, 2011 if Landlord and a third-party have not executed a letter of intent on or before January 15, 2011 for such third-party to lease the Eleventh Floor Premises. If Landlord timely delivers the Swap Notice to Tenant, Landlord shall reimburse Tenant for all design fees incurred by Tenant for the Fourteenth Floor Premises prior to Tenant’s receipt of the Swap Notice, not to exceed $25,000, with such reimbursement to be made within thirty (30) days after Landlord’s receipt from Tenant of invoices and any reasonably requested supporting documentation.
     Section 2.2 Commencement Date.
          (a) From and after the Effective Date, the terms and provisions of this Lease shall be fully binding on Landlord and Tenant, including prior to the occurrence of the Commencement Date.
          (b) Tenant shall take possession of the Premises upon the Commencement Date; provided, however, that Landlord shall provide Tenant with access and use of the Premises (including, without limitation, use of the common areas, elevators and utilities in accordance with the terms of the Lease) prior to the Commencement Date for the purpose of completing the Tenant Improvements, on the later of January 1, 2011 or the date on which this Lease is fully executed and delivered. There shall be no postponement of the Commencement Date and/or the Rent Commencement Date due to any delay which results from any Tenant Delay. Notwithstanding anything to the contrary set forth herein, if Landlord fails to grant Tenant access and use of the Premises within sixty (60) days after the Effective Date (“Access Delay”) through no fault of Tenant, the Rent Commencement Date and the Expiration Date shall be extended one day for each day of Access Delay through the day immediately preceding the date on which Landlord provides access and use of the Premises to Tenant. Further, notwithstanding the above to the contrary, in the event Landlord has not provided access and use of the Premises to Tenant by June 1, 2011, Tenant shall be allowed to terminate this Lease and receive compensation for Tenant’s architect and legal fees in connection with the Lease.
          (c) Once the Commencement Date has been determined by Landlord, Landlord shall notify Tenant of the Commencement Date, the Rent Commencement Date, the Fixed Rent, the amount of Landlord’s Contribution, Tenant’s Proportionate Share, the Area of the Premises, the Area of the Building and the Expiration Date. Pending the delivery of any such notices, each of said items shall be as specified in the Basic Lease Provisions. Landlord’s failure to deliver any of the foregoing notices shall not affect the determination of any of such dates or amounts. If Tenant fails to give Landlord written notice that Tenant contests Landlord’s determination of any information contained in any commencement notice(s) within fifteen (15) days after Tenant receives such commencement notice, Tenant shall be deemed to have accepted such determination(s).
     Section 2.3 Payment of Rent. Tenant shall pay to Landlord at Landlord’s Address for Payment, or at such other place as Landlord shall designate in writing from time to time, without notice or demand, and except as may be expressly set forth in this Lease, without any set-off, counterclaim, abatement or deduction whatsoever, in lawful money of the United States (i) Fixed Rent in equal monthly installments, in advance, on the first (1st) day of each month during the Term, beginning on the Rent Commencement Date, and (ii) Additional Rent, at the times and in the manner set forth in this Lease.
     Section 2.4 Area of Premises and Building. Landlord and Tenant agree that the Area of the Premises and the Area of the Building set forth in Article 1 shall be conclusive and binding on both parties regardless of any measurement of the Premises and/or of the Building after the Effective Date.
     Section 2.5 Access. To the extent Landlord provides Tenant access to any portion of the Premises prior to the Commencement Date, Tenant shall be bound by and comply with all of the terms of this Lease other than the obligation to pay Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment or for Tenant’s use of electricity.
     Section 2.6 Deed of Lease/Landlord’s Agent for Service of Process. For purposes of Section 55-2, Code of Virginia (1950), as amended, this Lease is and shall be deemed to be a deed of lease. For purposes of Section 55-218.1, Code of Virginia (1950), as amended, Landlord’s resident agent for service of process is: National Registered Agents, Inc., 526 King Street, Alexandria, Virginia 22314.
ARTICLE 3
USE AND OCCUPANCY; PARKING
     Section 3.1 Permitted Uses. Tenant shall not use or occupy the Premises for any purpose other than for the Permitted Uses. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. Tenant, at Tenant’s expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises that are specific to Tenant.

     Section 3.2 Parking Facility.
          (a) Except as set forth in this Lease to the contrary, Landlord shall arrange for and cause the Parking Allocation to be available to Tenant throughout the Term.
          (b) No later than sixty (60) days before the date on which Tenant intends to commence its business operations at the Premises, Tenant shall notify Landlord in writing of Tenant’s desire to obtain all or a specified number of the Parking Allocation and Tenant shall enter into parking contracts with the Parking Facility tenant or operator (as applicable, the “Operator”). If Tenant elects not to request monthly parking contracts for any portion of the Parking Allocation within such sixty (60) day period, or if Tenant subsequently elects not to continuously maintain or cause to be maintained any such parking contracts, Tenant shall nonetheless have the right to elect at any later date(s) to utilize Tenant’s full Parking Allocation (or a portion thereof, if Tenant so elects) by providing Landlord and the Operator with at least sixty (60) days prior written notice of such election, which notice shall also state the number of additional contracts that Tenant desires to utilize and the date(s) on which Tenant would like such contract(s) to commence (which date(s) must be the first day of a calendar month). Landlord shall ensure that there shall at all times be a sufficient number of parking spaces available up to the amount of Tenant’s Parking Allocation upon Landlord’s receipt of the required notice as described above.
          (c) Landlord shall provide, or shall cause the Operator to provide, 24-hour, 7 days a week, 52 weeks a year access (except for during emergencies) to the Parking Facility for each of Tenant’s parking contracts.
          (d) Tenant shall be directly responsible to the Operator for the payment of any and all fees or charges due in connection with the unreserved parking contracts. The unreserved parking contracts shall contain the same terms and conditions as are normally contained in such contracts with other monthly unreserved parking customers at the Building, and the monthly rate to be paid by Tenant shall be the prevailing monthly rate normally charged to other monthly unreserved parking customers, said rate to increase and decrease as the prevailing monthly parking rate for such other applicable monthly unreserved parking customers increases and decreases from time to time, but shall not an increase more than once per calendar year.
          (e) Tenant acknowledges that Landlord or the Operator may temporarily relocate, or specifically designate the location of, Tenant’s parking spaces from time to time as a result of an emergency or casualty at the Building. Tenant agrees that it and its employees shall observe reasonable safety precautions in the use of the Parking Facility and shall at all times abide by all reasonable rules and regulations promulgated by Landlord or Operator governing the use of the Parking Facility. Landlord does not assume any responsibility for any damage or loss to any automobiles parked in the Parking Facility or to any personal property located therein, or for any injury sustained by any person in or about the Parking Facility. Except in connection with a permitted assignment of this Lease or a permitted sublease of the Premises or a portion thereof or the use of parking by Tenant’s customers, clients, visitors, employees and other business invitees, neither Tenant nor any Tenant employee nor any other party claiming by, through or under Tenant shall assign, sublet, license or otherwise transfer or allow the use of any of Tenant’s parking rights under this Lease.

          (f) Tenant’s parking rights shall be for non-reserved parking spaces; provided, however, two (2) parking spaces of Tenant’s Parking Allocation shall be reserved parking spaces at no cost to Tenant (except as Operating Expense pass-throughs as set forth in Article 7). Landlord reserves the right to require that all or a portion of Tenant’s Parking Allocation be for tandem, stacked, valet and such other parking arrangements as Landlord or the Operator shall from time to time deem reasonably necessary for the Parking Facility.
          (g) If Landlord or Operator prevent Tenant from enjoying one or more of Tenant’s parking rights (other than resulting from the occurrence of an Event of Default), (i) Tenant shall not be required to pay the fee for the applicable parking permit(s) for such day for parking in the Parking Facility; and (ii) Landlord shall make arrangements for alternative parking for Tenant at another parking facility within reasonable proximity to the Building.
ARTICLE 4
CONDITION OF THE PREMISES
     Section 4.1 Condition. Subject to Landlord’s obligation to provide Landlord’s Contribution and to perform the Slab Repair Work (both upon the terms set forth in this Lease), Tenant has inspected the Premises and agrees (i) to accept possession of the Premises in “as is” condition as of the Commencement Date; and (ii) that Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Premises for Tenant’s occupancy. Tenant’s occupancy of any part of the Premises for the conduct of its ordinary business shall be conclusive evidence, as against Tenant, that Tenant has accepted possession of such part of the Premises in its then-current condition and that, at the time such possession was taken, such part of the Premises and the Building were in good and satisfactory condition as required by this Lease and the Work Agreement. The foregoing notwithstanding, Landlord represents and warrants that as of the Commencement Date the Base Building Systems and Common Areas are in good working condition and repair and are in material compliance with all Legal Requirements, but if at any time during the Term it is determined that such Base Building Systems were not in good working condition and repair on the Commencement Date, such systems shall be repaired or replaced by Landlord as necessary at Landlord’s cost; and nothing contained herein is intended to relieve Landlord of its obligations of maintenance and repair and replacement set forth elsewhere in this Lease.
ARTICLE 5
ALTERATIONS
     Section 5.1 Tenant’s Alterations.
          (a) Tenant shall be permitted to make Decorative Alterations without Landlord’s consent. Tenant shall be permitted to make Permitted Alterations with Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall not make any Major Alterations without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion.
     “Alterations” means any alterations or additions in or about the Premises (including the initial Tenant Improvements).

     “Decorative Alterations” means minor decorative or cosmetic Permitted Alterations that do not require the issuance of any permit, such as painting or the installation of wall coverings or floor coverings.
     “Permitted Alterations” means Alterations that do not consist solely of Decorative Alterations and that (i) are non-structural, (ii) do not materially and adversely affect any Base Building Systems, (iii) affect only the Premises and are not visible from outside of the Premises, and (iv) do not affect the certificate of occupancy issued for the Building or the Premises.
     “Major Alterations” means Alterations that are neither Decorative Alterations nor Permitted Alterations.
          (b) Prior to making any Alterations (other than Decorative Alterations), Tenant, at Tenant’s expense, shall (i) submit to Landlord for its approval, detailed plans and specifications (“Plans”) of each proposed Alteration, and with respect to any Alteration affecting any Base Building System, evidence that the Alteration has been designed by, or reviewed and approved by, Landlord’s designated engineer for the affected Base Building System, (ii) obtain all permits, approvals and certificates required by any Governmental Authorities, (iii) furnish to Landlord duplicate original policies or certificates of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration) and commercial general liability (including property damage coverage) insurance and Builder’s Risk coverage (as described in Article 11) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require and naming Landlord, Landlord’s Agent, any Lessor and any Mortgagee as additional insureds. Within ten (10) days after Landlord’s receipt of the Plans, Landlord shall endeavor to notify Tenant in writing as to whether Landlord approves or disapproves such Plans. If Landlord fails to approve or disapprove such Plans within such ten (10) day period, then Tenant shall have the right to deliver to Landlord a second (2nd) request for approval of the Plans, which request must state in all capital letters in 12 point font and bold print “SECOND AND FINAL REQUEST-LANDLORD HAS THREE (3) BUSINESS DAYS TO RESPOND” at the top of the first page of the request (the “Second Alteration Approval Request”). If Landlord fails within three (3) Business Days of Tenant’s delivery of a Second Alteration Approval Request to notify Tenant in writing whether Landlord approves or disapproves such Plans, then such Plans shall be deemed approved by Landlord. If Landlord disapproves any Plans, Landlord will provide reasonably detailed grounds for such disapproval, except that Landlord shall not be required to state any grounds for disapproving any Major Alterations other than identifying the basis for Landlord’s determination that such Alteration is a Major Alteration. Tenant shall give Landlord not less than two (2) Business Days’ notice prior to performing any Decorative Alteration, which notice shall contain a description of such Decorative Alteration. The Plans submission and approval provisions set forth in this Section shall not apply to the initial Tenant Improvements to be made at the Premises pursuant to Exhibit C-Work Agreement.
          (c) Tenant, at Tenant’s expense, shall, as and when required, promptly obtain certificates of partial and final approval of such Alterations required by any Governmental Authority and shall furnish Landlord with copies thereof, together with “as-built” drawings for such Alterations (other than Decorative Alterations) prepared on an AutoCAD Computer Assisted Drafting and Design System {or such other system or medium as Landlord may reasonably require), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may reasonably accept) and magnetic computer media of such record drawings and specifications translated in DWG format or another format acceptable to Landlord. This Section 5.1(c) shall not apply to the initial Tenant Improvements to be made at the Premises pursuant to Exhibit C-Work Agreement.
     Section 5.2 Manner and Quality of Alterations. All Alterations shall be performed (a) in a good and workmanlike manner and free from material defects, (b) except in connection with Decorative Alterations (for which no Plans will be required), substantially in accordance with the Plans, and by contractors reasonably approved by Landlord, and (c) in compliance with all Requirements, the teams of this Lease and all construction procedures and regulations then reasonably prescribed by Landlord. All materials and equipment shall be of first quality and at least equal to the applicable standards for the Building then reasonably established by Landlord, and no such materials or equipment (other than Tenant’s Property) shall be subject to any lien or other encumbrance.
     Section 5.3 Removal of Tenant’s Property. On or before the Expiration Date, Tenant, at Tenant’s expense, shall remove Tenant’s Property from the Premises. Unless otherwise directed by Landlord, on or before the Expiration Date, Tenant, at Tenant’s expense, shall (i) remove all Specialty Alterations (as defined in Exhibit B-Definitions) and close up any slab penetrations at the Premises; and (ii) remove all other Alterations (other than Decorative Alterations). The foregoing notwithstanding, Tenant shall only be required to remove Specialty Alterations and/or other Alterations if at the time that Tenant submits its plans for such Specialty Alterations and/or other Alterations, at Tenant’s written request, Landlord provides written notification to Tenant that Tenant will be required to remove such Specialty Alterations and/or Alterations on or before the Expiration Date. Tenant, at Tenant’s expense, shall repair and restore in a good and workmanlike manner any damage to the Premises and/or the Building caused by Tenant’s removal of Tenant’s Property and any Alterations. If Tenant fails to so remove any of Tenant’s Property and/or any Alterations that Tenant is required to remove, the same shall be deemed abandoned and Landlord may remove and dispose of same, and repair and restore any damage caused thereby, at Tenant’s expense, and without accountability to Tenant. All Alterations that Landlord does not require Tenant to remove as aforesaid shall become Landlord’s property upon the expiration or earlier termination of this Lease. The foregoing notwithstanding, Tenant shall have no obligation (i) if Landlord does not timely deliver the Swap Notice to Tenant under Section 2.1(b), to reinstall the internal staircase between the fourteenth (14th) and fifteenth (15th) floors (i.e., the Slab Repair Work stairwell if Landlord does not timely deliver the Swap Notice to Tenant under Section 2.1(b)); (ii) if Landlord timely delivers the Swap Notice to Tenant under Section 2.1(b), to reinstall the internal staircase between the thirteenth (13th) and fourteenth (14th) floors (i.e., the Slab. Repair Work stairwell if Landlord timely delivers the Swap Notice to Tenant under Section 2.1(b)); (iii) to close up any slab and/or stairwell penetrations or to remove any stairwells (whether now or hereafter created or installed) at the Premises, (iv) to remove any cables or wiring, (v) to remove any raised computer floors, and (vi) to remove any Supplemental HVAC Units and related equipment on any floor of the Premises so long as Tenant does not leave more than two (2) such Supplemental HVAC Units on any floor of the Premises, upon the expiration or earlier termination of this Lease.

     Section 5.4 Mechanic’s Liens. Tenant, at Tenant’s expense, shall discharge any lien or charge recorded or filed against the Project in connection with any work done or claimed to have been done by or on behalf of, or materials furnished or claimed to have been furnished to, Tenant, within twenty-five (25) days after Tenant’s receipt of notice thereof by payment, filing the bond required by law or otherwise in accordance with law.
     Section 5.5 Labor Relations. [intentionally omitted].
     Section 5.6 Tenant’s Costs. Tenant shall pay promptly to Landlord, upon demand, for (a) all reasonable and documented out-of-pocket, third-party costs incurred by Landlord in connection with the review of any Alterations plans, and (b) the time reasonably spent by Landlord’s personnel to operate elevators or otherwise to facilitate Tenant’s Alterations, which time shall be charged at the hourly rate that Landlord normally charges for such personnel’s services. If Tenant’s Alterations (exclusive of any Decorative Alterations) cost more than $50,000, Tenant shall pay to Landlord, upon demand, an administrative fee in an amount equal to one percent (1%) of the total cost of such Alterations. At Landlord’s request, Tenant shall deliver to Landlord reasonable supporting documentation evidencing the hard and soft costs incurred by Tenant in designing and constructing any Alterations. This Section 5.6 shall not apply to the initial Tenant Improvements to be made at the Premises pursuant to Exhibit C-Work Agreement.
     Section 5.7 Tenant’s Equipment. Tenant shall provide notice to Landlord prior to moving any heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Equipment”) into or out of the Building and shall pay to Landlord any reasonable costs actually incurred by Landlord in connection therewith. If such Equipment requires special handling, Tenant agrees (a) to employ only persons holding all necessary licenses to perform such work, (b) all work performed in connection therewith shall comply with all applicable Requirements and (c) such work shall be done only during hours reasonably designated by Landlord. The foregoing notwithstanding, Landlord will not charge any fee under this Section 5.7 in connection with Tenant’s installation of normal office equipment in the Premises (including, without limitation, Supplemental HVAC Units, photocopiers and conference room tables) in connection with the initial Tenant Improvements to be made at the Premises pursuant to Exhibit C-Work Agreement provided that such equipment reasonably can and is transported to the Premises via the Building freight elevator (and not, for example, by way of a rooftop hoist that involves the removal of a Premises window).
     Section 5.8 Legal Compliance. The approval of Alteration Plans, or consent by Landlord to the making of any Alterations, does not constitute Landlord’s representation that such Alteration Plans or Alterations comply with any Requirements. Landlord shall not be liable to Tenant or any other party in connection with Landlord’s approval of any Alteration Plans, or Landlord’s consent to Tenant’s performing any Alterations. If any Alterations made by or on behalf of Tenant, require Landlord to make any alterations or improvements to any part of the Building in order to comply with any Requirements, Tenant shall pay all reasonable costs and expenses actually incurred by Landlord, without markup, in connection with such alterations or improvements.

     Section 5.9 Floor Load. Tenant shall not place a load upon any floor of the Premises that exceeds eighty (80) pounds per square foot “live-load” or twenty (20) pounds per square foot “dead-load” without Landlords prior written consent, which consent shall not to be unreasonably withheld, conditioned or delayed. Landlord reserves the right to reasonably designate in consultation with a licensed structural engineer (if reasonably necessary) the position of all Equipment which Tenant wishes to place within the Premises, and to place reasonable limitations on the weight thereof.
ARTICLE 6
REPAIRS
     Section 6.1 Landlord’s Repair and Maintenance. Landlord shall operate, maintain and, except as provided in Section 6.2 hereof, make all necessary repairs (both structural and nonstructural) to (i) the Base Building Systems, (ii) the Common Areas, in conformance with standards applicable to Comparable Buildings, (iii) the structural and exterior components of the Building including, without limitation, the exterior (e.g., walls {excluding interior surface drywall and related studs) and windows) of the Building, all slabs and slab penetrations {including any damage or defects in the Slab Repair Work), the common corridor surface of demising walls, exterior doors and windows, load bearing elements, foundations, Common Area stairways, roof and roof membrane, (iv) Tenant’s signage located within the Common Areas, (v) elevators, Common Area elevator lobbies and Building standard restrooms, (vi) subject to Section 11.2(b) and except to the extent caused by Tenant, any damage to the Premises, Tenant Improvements or other Alterations resulting from leaks from the Base Building Systems (including, without limitation, leaks from the roof or exterior walls), and (vi) non-Specialty Alteration lightbulbs, lamps and ballasts located in the Premises and in the Common Areas and, to the extent applicable in accordance with Article 7 below, the cost of such repairs, maintenance and replacements will be included in Operating Expenses. Landlord shall make all repairs with due diligence and due care in a good and workmanlike manner and in compliance with all applicable Requirements.
     Section 6.2 Tenant’s Repair and Maintenance. Tenant shall promptly, at Tenant’s expense and in compliance with Article 5, make all nonstructural repairs to the Premises and all repairs to the fixtures, plate glass (excluding the exterior windows), Specialty Alterations, equipment and appurtenances located within or exclusively serving the Premises including all electrical and plumbing systems from the point of connection to the Base Building System and all supplemental heating, ventilation and air conditioning systems exclusively serving the Premises or, if this Lease expressly provides that the Premises will be served by the HVAC System, any alterations or improvements to the HVAC System made or caused to be made by Tenant (collectively, “Tenant Fixtures”) as and when needed to preserve the Premises in good working order and condition, except for reasonable wear and tear, leaks from Base Building Systems (including, without limitation, leaks from the roof or exterior walls), damage by casualty or condemnation, and damage for which Tenant is not responsible (e.g., damage caused by the actions or omissions of another tenant, Landlord, or their respective invitees). Subject to Section 11.2(b), all damage to the Building or to any portion thereof or to any Tenant Fixtures requiring structural or nonstructural repair caused by or resulting from any negligent act or omission, or improper conduct of a Tenant Party or the moving of Tenant’s Property or Equipment into, within or out of the Premises by a Tenant Party, shall be repaired at Tenant’s expense by Tenant or by Landlord in accordance with the allocation of repair responsibilities set forth in Article 11. All Tenant repairs shall be of good quality utilizing new construction materials and in compliance with Article 5.
     Section 6.3 Restorative Work. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Building and Base Building Systems, including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, “Restorative Work”), as Landlord reasonably deems necessary or desirable, and to take all materials into the Premises required for the performance of such Restorative Work, provided that (a) the level of any Building service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such Restorative Work) and (b) Tenant is not deprived of reasonable access to the Premises or the Parking Facility. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of such Restorative Work. Except as set forth in Section 10.13 and Section 15.6 hereof and any other applicable provision set forth in this Lease, there shall be no Rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others performing, or failing to perform, any Restorative Work.
ARTICLE 7
TAXES AND OPERATING EXPENSES
     Section 7.1 Definitions.
          (a) “Assessed Valuation” shall mean the amount for which the Project is assessed by any applicable Governmental Authority for the purpose of imposition of Taxes.
          (b) “Base Operating Expenses” shall mean the Operating Expenses for the Base Year.
          (c) “Base Taxes” shall mean the Taxes payable on account of the Base Year.
          (d) “Calendar Year” shall mean each calendar year, all or any portion of which falls during the Term.
          (e) “Comparison Year” shall mean any Calendar Year commencing subsequent to the Base Year.
          (f) “Operating Expenses” shall mean the aggregate of all reasonable costs and expenses paid or incurred by or on behalf of Landlord in connection with the ownership, operation, repair and maintenance of the Project, including, but not limited to, the following:
               (i) any capital improvement made after the Base Year if such capital improvement either (A) is reasonably intended to result in a reduction in Operating Expenses

(e.g., a labor-saving improvement) provided the amount included in Operating Expenses in any Comparison Year shall not exceed an amount equal to the savings reasonably determined or anticipated by Landlord to result from the installation and operation of such improvement, and/or (B) is made during any Comparison Year to comply with Requirements, exclusive of any costs incurred to remedy any Requirements violation existing on or prior to the Commencement Date. Such capital improvements shall be amortized (with interest at the Base Rate) on a straight-line basis over such period as Landlord shall reasonably determine, and the amount included in Operating Expenses in any Comparison Year shall be equal to the annual amortized amount;
               (ii) costs of maintaining and operating (including the reasonable rental value thereof, but not for more than 1,500 square feet of rentable area) the management and engineering offices, if any, for the Building;
               (iii) costs incurred by Landlord in establishing, equipping, maintaining, repairing and operating (including the reasonable rental value thereof) any Building amenities or services intended by Landlord for the general benefit of tenants of the Building such as any concierge service (whether located at the Building or made available to Building tenants from an off-site location) and to the extent such Building amenities or services are made available to Building tenants from an off-site location, such costs shall be proportionately shared among the applicable buildings (including the Building) based upon the rentable square footages of the applicable buildings (including the Building);
               (iv) costs of maintaining the sidewalks, landscaping and other improvements adjacent to the Project including, without limitation, costs of cleaning, removing snow and spreading salt; feeding trees; removing trash from tree boxes; and adding mulch to tree boxes;
               (v) electricity costs other than Premises Electricity and the equivalent of Premises Electricity provided to any other tenanted space at the Building;
               (vi) water and other utility costs;
               (vii) costs of all insurance (including any terrorism insurance) maintained by Landlord in connection with the Project and/or Landlord’s equipment, fixtures and personal property used in connection therewith; and
               (viii) a property management fee in the amount of three percent (3%) of gross rents and revenues received by Landlord from the Project (including, without limitation, Operating Expense and Tax pass-throughs and reimbursements) and all items reimbursable to the Building property manager pursuant to any management contract for the Building.
     Except as might be expressly set forth in this Lease to the contrary, Operating Expenses shall be calculated in accordance with customary practices employed by other comparable owners of Comparable Buildings. Landlord shall not seek or be entitled to capture more than 100% of the actual amount incurred by Landlord for Operating Expenses. Operating Expenses shall not include any Excluded Expenses. Landlord shall at all times use reasonable efforts to operate the Building in an efficient and cost effective manner consistent with the operation of Comparable Buildings.

     If during all or part of the Base Year or any Comparison Year, Landlord does not furnish any particular item of work or service to a particular leasable portion of the Building and the cost of such item would constitute an Operating Expense and the cost would vary with the Building’s occupancy level or if any tenant of the Building does not normally use a specific Building area or improvement (e.g., a first (1st) floor retail tenant with an exterior premises entrance door does not normally use the Building’s passenger elevators), then, for purposes of computing Operating Expenses for such period, the amount included in Operating Expenses for such period shall be increased by an amount equal to the costs that Landlord reasonably determines would have been incurred during such period if Landlord had furnished such item of work or service to such portion of the Building or if all tenants of the Building had normally used such Building area or improvement; provided, however, if the result of such computation would be for Landlord to be reimbursed for such expenditures in excess of the expenses actually incurred by Landlord for such items, then the foregoing amount shall be reduced by such excess.
     In determining the amount of Operating Expenses for the Base Year or any Comparison Year, if less than ninety-five percent (95%) of the Building rentable area is occupied by tenants at any time during the Base Year or any such Comparison Year, then Operating Expenses which vary with occupancy (but not with respect to any Operating Expenses that do not vary with the occupancy level of the Building) shall be determined for the Base Year or such Comparison Year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been ninety-five percent (95%) throughout the Base Year or such Comparison Year; provided, however, if the result of such computation would be to have Landlord’s expenditure, recoveries for such items exceed the actual cost of such items, then the foregoing amount shall be reduced by such excess. Notwithstanding the foregoing to the contrary, in the event the Building’s occupancy is ninety-five percent (95%) or greater, none of the foregoing adjustments to Operating Expenses referenced in this paragraph shall be made.
     To the extent that the Building shares facilities and/or services with other buildings, Operating Expenses shall include the portion of all costs, expenses and disbursements relating, to such shared facilities and services as Landlord reasonably allocates to the Building provided that if such expenses were incurred solely at or in connection with the Building, such expenses would otherwise constitute Operating Expenses hereunder. For example, if the property management office for the Building were located in another office building containing the same rentable area as the Building and such management office also serves as the property management office for such other building, Operating Expenses for the Building would include Landlord’s reasonable allocation to the Building of the cost of maintaining and operating (including the reasonable rental value thereof, but not for more than the rentable area permitted above) the management offices at such other building.
          (g) “Statement” shall mean a statement setting forth in reasonable detail a comparison of as applicable, either (i) the Base Taxes and the Taxes for an applicable Comparison Year, together with the amount of Tenant’s Tax Payment for such Comparison Year, or (ii) the Base Operating Expenses and the Operating Expenses payable for any Comparison Year, together with the amount of Tenant’s Operating Payment for such Comparison Year.

          (h) “Taxes” shall mean (i) all real estate taxes, assessments, sewer and water rents, Business Improvement District assessments and charges and all other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of the Project or in connection with the use thereof (including any transit, personal property, sales, rental, use, or occupancy taxes and other taxes and assessments), and (ii) all expenses (including reasonable attorneys’ fees and disbursements and experts’ and other witnesses’ fees) incurred in contesting any of the foregoing or the Assessed Valuation of the Project (but such expenses will not be included in Base Taxes if incurred during the Base Year).. Taxes shall not include (x) interest or penalties incurred by Landlord as a result of Landlord’s late payment of Taxes, (y) franchise, transfer, gift, inheritance, estate, succession, excise, corporations, capital stock, net or excess profits taxes or income taxes imposed upon Landlord or Landlord’s income and revenues, or (z) deed transfer, transfer of economic interests or recordation taxes. For purposes hereof, “Taxes” for any Calendar Year shall be deemed to be the Taxes which are assessed, levied or imposed for such Calendar Year regardless of when due or paid. If any Taxes are assessed on a fiscal year (rather than a Calendar Year), Landlord shall have the right to equitably allocate, such Taxes on a Calendar Year basis. If Landlord elects to pay any assessment in annual installments, then (i) such assessment shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by law, and (ii) there shall be deemed included in Taxes for each Comparison Year the installments of such assessment becoming payable during such Comparison Year, together with interest payable during such Comparison Year on such installments and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided. If at any time the methods of taxation prevailing on the Effective Date shall be altered so that in lieu of or as an addition to the whole or any part of Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received from the Project whether or not wholly or partially as a capital levy or otherwise, (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Project and imposed upon Landlord, (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, including business improvement district impositions and business, professional and occupational license fees, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes.
     Section 7.2 Tenant’s Tax Payment.
          (a) If the Taxes payable for any Comparison Year exceed the Base Taxes, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Tax Payment”). Notwithstanding the foregoing, Tenant shall have no obligation to pay Tenant’s Tax Payment until the earlier of (a) the first (1st) yearly anniversary of the date Tenant (or any party claiming by, through or under Tenant) occupies any part of the Premises for the conduct of Tenant’s (or such other party’s) business, or (b) September 1, 2012. For each Comparison Year, Landlord shall furnish to Tenant a written statement setting forth Landlord’s reasonable estimate of Tenant’s Tax Payment for such Comparison Year (the “Tax Estimate”). Tenant shall pay to Landlord on the first (1st) day of each month during such Comparison Year an amount equal to 1/12 of the Tax Estimate for such Comparison Year. If Landlord furnishes a Tax Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the first (1st) day of the month following the month in which the Tax Estimate is furnished to Tenant, Tenant shall pay to Landlord on the first (1st) day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section during the last month of the preceding Comparison Year, (ii) promptly after the Tax Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Tax Estimate previously made for such Comparison Year were greater or less than the installments of Tenant’s Tax Estimate to be made for such Comparison Year in accordance with the Tax Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within fifteen (15) Business Days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the first (1st) day of the month following the month in which the Tax Estimate is furnished to Tenant, and on the first (1st) day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Tax Estimate.
          (b) As soon as reasonably practicable after Landlord has determined the Taxes for a Comparison Year, Landlord shall furnish to Tenant a Statement for such Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.2(a) exceeded the actual amount of Tenant’s Tax Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder or, if the Term has expired, Landlord shall promptly pay within fifteen (15) Business Days after receipt of such Statement such amount to Tenant (net of any sums then owed by Tenant to Landlord). If the Statement for such Comparison Year shows that the sums so paid by Tenant were less than Tenant’s Tax Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within fifteen (15) Business Days after delivery of the Statement to Tenant.
          (c) Only Landlord may institute proceedings to reduce the Assessed Valuation of the Project and the filings of any such proceeding by Tenant without Landlord’s consent shall constitute an Event of Default. If the Taxes payable for the Base Year are reduced, the Base Taxes shall be correspondingly revised, the Additional Rent previously paid or payable on account of Tenant’s Tax Payment hereunder for all Comparison Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord within fifteen (15) Business Days after being billed therefor, any deficiency between the amount of such Additional Rent previously computed and paid by Tenant to Landlord, and the amount due as a result of such recomputations. If Landlord receives a refund of Taxes for any Comparison Year, Landlord shall credit against subsequent payments of Rent due hereunder, an amount equal to Tenant’s. Proportionate Share of the refund, net of any expenses incurred by Landlord in achieving such refund, which amount shall not exceed Tenant’s Tax Payment paid for such Comparison Year or, if the Term has expired, Landlord shall promptly pay within fifteen (15) Business Days after receipt of such refund of Taxes such amount to Tenant (net of any sums then owed by Tenant to Landlord). Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Taxes or the Assessed Valuation. If Landlord secures an abatement or refund of any Taxes for any Comparison Year, Tenant shall receive Tenant’s Proportionate Share of the amount of such abatement or refund (net of reasonable costs incurred not passed through as Operating Expenses) as a credit to be applied by Landlord against the next monthly rental payment(s) (unless no further Rent is due by Tenant hereunder and then Landlord shall pay Tenant’s Proportionate Share of the amount of any abatement or refund to Tenant within fifteen (15) Business Days of Landlord’s receipt of any such abatement or refund), and any expenses incurred by Landlord in connection with obtaining such reduction shall be included in Operating Expenses.
          (d) Tenant shall be responsible for any applicable occupancy or rent tax now in effect or hereafter enacted and, if such tax is payable by Landlord, Tenant shall promptly pay such amounts to Landlord, upon Landlord’s demand.
          (e) Tenant shall be obligated to make Tenant’s Tax Payment regardless of whether Tenant may be exempt from the payment of any Taxes as the result of any reduction, abatement or exemption from Taxes granted or agreed to by any Governmental Authority, or by reason of Tenant’s diplomatic or other tax-exempt status.
     Section 7.3 Tenant’s Operating Payment.
          (a) If the Operating Expenses payable for any Comparison Year exceed the Base Operating Expenses, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Operating Payment”). Notwithstanding the foregoing, Tenant shall have no obligation to pay Tenant’s Operating Payment until the earlier of (a) the first (1st) yearly anniversary of the date Tenant (or any party claiming by, through or under Tenant) occupies any part of the Premises for the conduct of Tenant’s (or such other party’s) business, or (b) September 1, 2012. For each Comparison Year, Landlord shall furnish to Tenant a written statement setting forth Landlord’s reasonable estimate of Tenant’s Operating Payment for such Comparison Year (the “Expense Estimate”). Tenant shall pay to Landlord on the first (1st) day of each month during such Comparison Year an amount equal to 1/12 of the Expense Estimate. If Landlord furnishes an Expense Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the first (1st) day of the month following the month in which the Expense Estimate is furnished to Tenant, Tenant shall pay to Landlord on the first (1st) day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section during the last month of the preceding Comparison Year, (ii) promptly after the Expense Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Payment previously made for such Comparison Year were greater or less than the installments, of Tenant’s Operating Payment to be made for such Comparison Year in accordance with the Expense Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within ten (10) Business Days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the first (1st) day of the month following the month in which the Expense Estimate is furnished to Tenant, and on the first (1st) day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of Tenant’s Operating Payment shown on the Expense Estimate.
          (b) On or before May 1st of each Comparison Year, Landlord shall furnish to Tenant a Statement for the immediately preceding Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.3(a) exceeded the actual amount of Tenant’s Operating Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder or, if the Term has expired, Landlord shall promptly pay such amount to Tenant (net of any sums then owed by Tenant to Landlord). If the

Statement shows that the sums so paid by Tenant were less than Tenant’s Operating Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within ten (10) Business Days after Tenant’s receipt of the Statement.
     Section 7.4 Non-Waiver; Disputes.
          (a) Landlord’s failure to render any Statement on a timely basis with respect to any Comparison Year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such Comparison Year or any subsequent Comparison Year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for that Comparison Year; provided that in all events Landlord shall provide a Statement to Tenant no later than eighteen (18) months after the end of the Calendar Year for which such Statement is rendered. The foregoing notwithstanding, there shall be no limit on the time during which Landlord must provide Tenant with written notice of a supplemental invoice with respect to any Contested Cost; provided, however, that Landlord shall use commercially reasonable efforts to diligently pursue the resolution of any such Contested Cost. A “Contested Cost” means any Operating Expenses, Taxes and charges for Excess Electrical Usage: (i) that Landlord contests during such eighteen (18) month period and/or (ii) for which Landlord did not receive an invoice prior to the expiration of such eighteen (18) month period.
          (b) Each Statement sent to Tenant shall be conclusively binding upon Tenant unless (i) Tenant pays to Landlord when due the amount set forth in such Statement, without prejudice to Tenant’s right to dispute such Statement, and (ii) within ninety (90) days after such Statement is sent, Tenant sends a notice to Landlord requesting a review of Landlord’s books and records applicable to such Statement, in which case Tenant and its accountants shall have the right to review Landlord’s books and records applicable to such Statement; provided, however, that if an error in excess of four percent (4%) is found to exist with respect to a particular Operating Expense category, then with regard to such expense category Tenant shall also have the ability to review and dispute such expense categories in the Statements issued for the then one (1) preceding Calendar Year (but not for any Calendar Year preceding such one (1) Calendar Year regardless of the results of the review of such Statement). With respect to each Statement, Landlord will maintain its applicable books and records for a period of at least three (3) years after such Statement is delivered to Tenant and thereafter during the pendency of any review thereof by Tenant pursuant to the terms of this Lease. Tenant agrees that Tenant will not employ, in connection with any dispute under this Lease with respect to a Statement, any person or entity who is to be compensated in whole or in part, on a contingency fee basis. If Tenant timely objects to a Statement and the parties do not resolve any dispute as to the correctness of such Statement within thirty (30) days following such notice of objection, either party may refer the issues raised to a nationally recognized public accounting firm selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant, such accountants and all other persons to whom Tenant gives any of the information obtained in connection with such review shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review. Tenant shall pay the fees and expenses relating to such procedure, unless such accountants determine that Landlord overstated Operating Expenses by more than four percent (4%) for such Comparison Year, in which case

Landlord shall pay such fees and expenses of the accounting firm selected by Landlord and Tenant as set forth above, and shall pay the reasonable fees and expenses of Tenant’s accountants, within thirty (30) days following the decision of such accounting firm after receipt of written request.
     Section 7.5 Proration. Tenant’s Tax Payment and Tenant’s Operating Payment for the applicable Calendar Year shall be apportioned on the basis of the number of days in the year from the date on which Tenant first becomes obligated to make such payments until December 31st of such calendar year. If the Expiration Date occurs on a date other than December 31st, Tenant’s Tax Payment and Tenant’s Operating Payment for the Calendar Year in which such Expiration Date occurs shall be apportioned on the basis of the number of days in the period from January 1st to the Expiration Date. Upon the expiration or earlier termination of this Lease, any Additional Rent under this Article shall be adjusted or paid within thirty (30) days after submission of the Statement for the last Calendar Year.
     Section 7.6 No Reduction in Rent. If Operating Expenses or Taxes for any Comparison Year are less than the Base Operating Expenses or the Base Taxes (as applicable), such occurrence shall not entitle Tenant to a refund or any other payment nor shall it result in a reduction in the Rent payable under this Lease.
ARTICLE 8
REQUIREMENTS OF LAW
     Section 8.1 Compliance with Requirements.
          (a) Subject to the provisions of Section 6.2 regarding repairs, Tenant, at Tenant’s expense, shall comply with all Requirements applicable to the Premises; provided, however, that Tenant shall not be obligated to comply with any Requirements requiring any structural alterations to the Building or any alterations to the Base Building Systems unless the application of such Requirements arises from (i) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinct from general office use, (ii) Alterations made by Tenant, or (iii) a breach by Tenant of any provisions of this Lease. Any such repairs or alterations shall be made at Tenant’s expense (1) by Tenant in compliance with Article 5 if such repairs or alterations are nonstructural and do not affect any Base Building System, or (2) by Landlord if such repairs or alterations are structural or affect any Base Building System. If Tenant obtains knowledge of any failure to comply with any Requirements applicable to the Premises, Tenant shall give Landlord prompt notice thereof.
          (b) Tenant shall not cause or permit (i) any Hazardous Materials to be brought onto the Project by any Tenant Party, (ii) the storage or use of Hazardous Materials by a Tenant Party in any manner other than in full compliance with any Requirements, or (iii) the escape, disposal or release of any Hazardous Materials within or in the vicinity of the Building by any Tenant Party. Nothing herein shall be deemed to prevent Tenant’s use of any Hazardous Materials customarily used in the ordinary course of office work or in the construction of leasehold improvements, but only during the period of Tenant’s performance of the initial Tenant Improvements and any Alterations; provided that, in either such case, such use is in accordance with all Requirements. Tenant shall be responsible, at Tenant’s expense, for all matters directly or indirectly based on, or arising or resulting from the presence of Hazardous Materials at the Project which is caused or permitted by a Tenant Party. Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials, and/or any claims made in connection therewith. Landlord or its agents may perform environmental inspections of the Premises at any time upon reasonable prior notice (or without notice if Landlord believes an emergency exists).
          (c) Landlord shall comply with (or cause to be complied with) all Requirements applicable to the Project which are not the obligation of Tenant as expressly set forth herein and which are not the obligation of any other tenant of the Building (except to the extent such non-compliance by such other tenants materially and adversely affects Tenant or its rights under this Lease).
          (d) Tenant shall not cause or permit (to the extent within Tenant’s control and obligations under the terms of the Lease) any action or condition that would (i) invalidate or conflict with Landlord’s insurance policies, (ii) violate applicable rules, regulations and guidelines of the Fire Department or be inconsistent with the recommendations of any of the issuers of such policies or any other authority having jurisdiction over the Building, (iii) cause an increase in the premiums of fire insurance for the Building over that payable with respect to Comparable Buildings, or (iv) result in Landlord’s insurance companies’ refusing to insure the Building or any property therein in amounts and against risks as reasonably determined by Landlord. If fire insurance premiums increase as a result of Tenant’s failure to comply with the provisions of this Section, Tenant shall promptly cure such failure and shall reimburse Landlord for the increased fire insurance premiums paid by Landlord as a result of such failure by Tenant.
     Section 8.2 Fire and Life Safety. Any modifications to the Building fire alarm and life safety systems required by Tenant or completed as part of any Alterations shall be at Tenant’s expense, subject to the application of Landlord’s Contribution pursuant to the terms of the Exhibit C-Work Agreement. If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord’s insurers requires or recommends any modifications and/or alterations be made or any additional equipment be supplied in connection with the sprinkler system or fire alarm and life-safety system serving the Building by reason of Tenant’s use of the Premises or any portion thereof for purposes other than for the Permitted Use, any Alterations performed by Tenant or the location of the partitions, Tenant’s Property, or other contents of the Premises, Landlord (to the extent outside of the Premises) or Tenant (to the extent within the Premises) shall make such modifications and/or Alterations, and supply such additional equipment, in either case at Tenant’s expense.
ARTICLE 9
SUBORDINATION
     Section 9.1 Subordination and Attornment.
          (a) This Lease is subject and subordinate to all Mortgages and Superior Leases, and, at the request of any Mortgagee or Lessor, Tenant shall attorn to such Mortgagee or Lessor, its successors in interest or any purchaser in a foreclosure sale. Landlord shall use commercially reasonable efforts to deliver to Tenant a subordination, nondisturbance and attornment agreement from Landlord’s current and all future Mortgagees and Lessors on each such Mortgagee’s or Lessor’s standard form (an “SNDA”), which form shall be in a commercially reasonable form and which form shall be modified to address any Lease-specific provisions as such Mortgagee or Lessor might reasonably require; provided, however, with respect to any future Mortgagee(s), such subordination shall not be effective until a commercially reasonable SNDA modified as set forth above has been executed by the Mortgagee and delivered to Tenant. If Landlord fails to deliver to Tenant an SNDA from Landlord’s current Mortgagee within thirty (30) days after the Effective Date (the “SNDA Period”), Tenant, as Tenant’s sole remedy, shall have the right to terminate this Lease during the fifteen (15) day period immediately following the SNDA Period by delivering written notice to Landlord of such termination. If Tenant fails to terminate this Lease during such fifteen (15) day period, then Landlord’s obligation to obtain an SNDA from Landlord’s current Mortgagee as set forth herein shall be deemed null and void and Landlord shall have no further obligation to obtain an SNDA from Landlord’s current Mortgagee. Landlord represents to Tenant that there is no Superior Lease as of the Effective Date.
          (b) If a Lessor or Mortgagee or any purchaser at a foreclosure sale under the Mortgage, any transferee which acquires the Project by deed in lieu of foreclosure, and the successors and assigns of such purchaser(s) shall succeed to the rights of Landlord under this Lease, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease. The provisions of this Section are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request (i) evidencing such attornment, (ii) setting forth the terms and conditions of Tenant’s tenancy, and (iii) containing such other terms and conditions as may be required by such Mortgagee or Lessor, provided such terms and conditions do not increase the Rent, materially increase Tenant’s obligations or materially and adversely affect Tenant’s rights under this Lease. Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not be:
               (i) liable for any act or omission of Landlord (except to the extent such act or omission continues beyond the date when such successor landlord succeeds to Landlord’s interest and Tenant gives notice of such act or omission);
               (ii) subject to any then existing monetary claim or counterclaim which Tenant may have against Landlord (except with respect to any unfunded amounts due and payable as part of Landlord’s Contribution); provided, however, that Tenant shall retain any right to offset or abate its rental obligations to the extent previously exercised and/or available to Tenant under the terms of this Lease;
               (iii) bound by any prepayment of more than one month’s Rent to any prior landlord;

               (iv) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord’s interest (except with respect to any unfunded amounts due and payable as part of Landlord’s Contribution); provided, however, that Tenant shall retain any right to offset or abate its rental obligations to the extent previously exercised and/or available to Tenant under the terms of this Lease;
               (v) bound by any obligation to perform any work or to make improvements to the Premises except for (x) repairs and maintenance required to be made by Landlord under this Lease, and (y) repairs to the Premises as a result of damage by fire or other casualty or a partial condemnation pursuant to the provisions of this Lease, but with respect to repairs referenced in clause (y) only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards, respectively, actually made available to such successor landlord; provided, however, that Tenant shall retain any right to offset or abate its rental obligations to the extent previously exercised and/or available to Tenant under the terms of this Lease;
               (vi) bound by any modification, amendment, or renewal of this Lease made without successor landlord’s consent (but only to the extent such consent was required under the terms of the Mortgage and Tenant was notified in writing as to the existence of such Mortgage); or
               (vii) liable for the repayment of any security deposit or surrender of any letter of credit, unless and until such security deposit actually is paid or such letter of credit is actually delivered to such successor landlord.
          (c) Tenant shall from time to time within ten (10) days of request from Landlord execute and deliver any documents or instruments that may be reasonably required by any Mortgagee or Lessor to confirm any subordination.
          (d) The foregoing notwithstanding, if a Lessor or Mortgagee or any other person or entity shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or the delivery of a new lease or deed and such Lessor, Mortgagee, person or entity is the beneficiary under an SNDA with Tenant, clauses (i) — (vii) of Section 9.1(b) shall not apply and such SNDA shall govern.
     Section 9.2 Mortgage or Superior Lease Defaults. Any Mortgagee may elect that this Lease shall have priority over the Mortgage and, upon notification to Tenant by such Mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease. In connection with any financing of the Project, Tenant shall consent to any reasonable modifications of this Lease requested by any lending institution, provided such modifications do not increase the Rent, materially increase the obligations, or materially and adversely affect the rights, of Tenant under this Lease.
     Section 9.3 Tenant’s Termination Right. In the event Landlord defaults in the performance or observance of any of the terms, conditions or agreements in this Lease, Tenant shall give written notice thereof to Mortgagee and Mortgagee shall have the right (but not the obligation) to cure such default. Tenant shall not take any action with respect to such default under this Lease (except for self-help and cure rights and rent abatement and offset rights available to Tenant under the terms of this Lease, including without limitation, Sections 10.13 and 15.6), including, without limitation, any action in order to terminate, rescind or void this Lease, for a period of forty-five (45) days after receipt of such written notice by Mortgagee with respect to any such default capable of being cured by the payment of money and for a period of thirty (30) days after receipt of such written notice by Mortgagee with respect to any other such default (provided, that in the case of any default which cannot be cured by the payment of money and cannot with diligence be cured with such thirty (30) day period because of the nature of such default or because Mortgagee requires time to obtain possession of the Premises in order to cure the default, if Mortgagee proceeds promptly to attempt to obtain possession of the Premises, where possession is required, and to cure the default and thereafter prosecutes the curing of such default with diligence and continuity, then the time within which such default may be cured shall be extended for such period as may be necessary to complete the curing of the default with diligence and continuity).
     Section 9.4 Provisions. The provisions of this Article shall (a) inure to the benefit of Landlord, any future owner of the Building or the Project, Lessor or Mortgagee and any sublessor thereof and (b) apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such Superior Lease or Mortgage.
     Section 9.5 Future Condominium Declaration. [intentionally omitted].
ARTICLE 10
SERVICES
     Section 10.1 Electricity. Subject to any Requirements or any public utility rules or regulations governing energy consumption, Landlord shall make or cause to be made, customary arrangements with utility companies and/or other suppliers of electricity to furnish electric current to the Premises for Tenant’s use in accordance with the standards to which the Base Building Systems have been designed. If not presently installed, Landlord shall install a separate electric current meter, submeter or check meter in the Premises (a “Meter”) to measure the amount of electric current consumed at the Premises (the “Premises Electricity”). Commencing on the applicable Rent Commencement Date, Tenant shall pay to Landlord the costs actually incurred by Landlord for the Premises Electricity costs within thirty (30) days after receipt of an invoice therefor. If the Meter has not been installed as of the Effective Date, the cost of such Meter, special conduits, wiring and panels needed in connection therewith and the installation and maintenance thereof shall be paid by Landlord. If the Meter has been installed as of the Effective Date, the cost of any additional special conduits, wiring and panels needed by Tenant and the repair thereof and of such Meter shall be paid by Tenant. The rate to be paid by Tenant for the Premises Electricity shall include any taxes or other charges actually incurred and paid directly by Landlord in connection therewith.
     Section 10.2 Excess Electricity. Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building. Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed the capacity of the electrical equipment serving the Premises or which interferes with the electrical service to other tenants of the Building.
     Section 10.3 Elevators. Landlord shall provide passenger and freight elevator service for the Premises 24 hours per day, 7 days per week; provided, however, Landlord may limit passenger and freight elevator service during non-Business Hours to one (1) operational passenger elevator and one (1) operational freight elevator except during emergencies. Landlord shall provide at least one freight elevator service for the Premises upon Tenant’s prior request, on a non-exclusive “first come, first serve” basis with other Building tenants, on all Business Days during such reasonable hours at no charge.
     Section 10.4 Heating, Ventilation and Air Conditioning. Landlord shall furnish to the Premises during Business Hours heating, ventilation and air-conditioning (“HVAC”) in accordance with the standards to which the Base Building Systems have been designed as set forth on Exhibit H-Base Building HVAC attached hereto. Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, “Mechanical Installations”), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord’s access thereto or the moving of Landlord’s equipment to and from the Mechanical Installations. No Tenant Party shall at any time enter the Mechanical Installations or tamper with, adjust, or otherwise affect such Mechanical Installations. Landlord shall not be responsible if the HVAC System fails to provide cooled or heated air, as the case may be, to the Premises in accordance with the standards to which the Base Building Systems have been designed by reason of (i) any equipment installed by, for or on behalf of Tenant, which has an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, or (ii) any rearrangement of partitioning or other Alterations made or performed by, for or on behalf of Tenant Landlord shall install, if missing or broken, new Building Standard blinds or shades on all windows within thirty (30) days following the date on which Tenant Substantially Completes the Tenant Improvements and thereafter promptly upon Landlord’s receipt of written notice from Tenant if such blinds or shades are defective or need replacement from ordinary wear and tear; provided, however, if Tenant breaks such blinds or shades, Tenant shall install new Building Standard blinds or shades on such damaged windows. Tenant shall keep operable windows in the Premises closed whenever the HVAC System is in operation or as and when required by any Requirement. Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System. Landlord shall provide reasonable notice to Tenant of any repairs or replacements in order for Tenant to make arrangements to move furniture, files and other miscellaneous items in the Premises.
     Section 10.5 Supplemental Heating, Ventilation and Air Conditioning. If the Premises or any portion thereof is at any time served by any supplemental heating, ventilation and air conditioning unit(s) that taps into the base Building HVAC System condenser water loop (whether one or more, but exclusive of any units that are part of the base Building HVAC System, the “Supplemental HVAC Units”), (a) Tenant shall pay Landlord within thirty (30) days after Landlord gives Tenant an invoice therefor, (i) [intentionally omitted]; and (ii) on a monthly basis, a charge of $50.00 per ton for each Supplemental HVAC Unit; (b) Tenant, at Tenant’s expense, shall install an electric submeter for the Supplemental HVAC Unit(s)

concurrently with Tenant’s installation of such Supplemental HVAC Unit(s) (c) Landlord shall read the submeter (with Tenant providing Landlord with reasonable access thereto) and Tenant shall pay to Landlord all electricity charges (including any taxes and other fees associated with such electricity charges) measured on such submeter within thirty (30) days after receipt of an invoice therefor; (d) Tenant, at Tenant’s expense, shall at all times maintain a Supplemental HVAC Unit(s) service contract with a firm and upon such terms as may be reasonably satisfactory to Landlord and (e) Tenant shall provide Landlord with such documentation and other evidence as Landlord might reasonably request from time to time to demonstrate Tenant’s proper maintenance of the Supplemental HVAC Unit(s) including, without limitation, Tenant’s compliance with all of equipment manufacturer’s warranties, rules and requirements with respect to the Supplemental HVAC Unit(s).
     Section 10.6 Overtime HVAC. The Fixed Rent does not include any charge to Tenant for the furnishing of HVAC to the Premises during non-Business Hours (“Overtime Periods”). If Tenant desires HVAC services during Overtime Periods, Tenant shall be able to request such overtime as needed by accessing the Building Management Control System and automatically requesting Overtime HVAC by zone and for a specified time period. An access code will be required and Tenant will be charged for all requests authorized by their specific access code. If Landlord furnishes HVAC service during Overtime Periods, Tenant shall pay to Landlord $60.00 per hour per zone. Landlord shall limit future increases to actual increases tied to costs of delivery such service including but not limited to electricity, administration and reasonable wear and tear on equipment.
     Section 10.7 Cleaning. Landlord shall cause the Premises (excluding any portions thereof used for the storage, preparation, service or consumption of food or beverages (except for pantries, which Landlord shall clean in accordance with the applicable provisions of Exhibit D-Cleaning Specifications); as an exhibition area or classroom; for storage; as a shipping room, mail room or for similar purposes; for private bathrooms, showers or exercise facilities; as a trading floor; primarily for operation of computer, data processing, reproduction, duplicating or similar equipment; and portions of the Premises that include any improvements or property that require non-standard office cleaning supplies, materials, procedures, labor or service, such as paintings and other works of art) to be cleaned, substantially in accordance with the standards set forth in Exhibit D-Cleaning Specifications. Landlord reserves the right to modify such standards from time-to-time provided that Landlord’s cleaning standards shall be reasonably consistent with those provided in Comparable Buildings. Any areas of the Premises which Landlord is not required to clean hereunder or which require additional cleaning shall be cleaned, at Tenant’s expense, by Landlord’s cleaning contractor for such additional charge as Landlord’s cleaning contractor might require from time to time. Landlord’s cleaning contractor and its employees shall have access to the Premises at all times except between 7:00 a.m. and 6:00 p.m. on weekdays which are not Holidays.
     Section 10.8 Water. Landlord shall provide hot and cold water in the core lavatories, drinking fountains and janitor’s closets on each floor of the Building. If Tenant requires water in excess of that used by a normal office building tenant of similar size using its premises for normal office use, Tenant shall pay for the cost of bringing water to the Premises and Landlord may install a meter to measure the water. Tenant shall pay the cost of such installation, and for all maintenance, repairs and replacements thereto, and for the reasonable charges of Landlord for the water consumed.
     Section 10.9 Refuse Removal. Landlord shall provide refuse removal services at the Building for ordinary office refuse and rubbish. Tenant shall pay to Landlord, Landlord’s reasonable charge for such removal to the extent that the refuse generated by Tenant exceeds the refuse customarily generated by general office tenants. Tenant shall not dispose of any refuse in the Common Areas, and if Tenant does so, Tenant shall be liable for Landlord’s reasonable charge for such removal. Tenant shall, at Tenant’s expense, comply with all present and future Requirements regarding the collection, sorting, separation, and recycling of trash. Each separately sorted category of trash shall be placed in separate receptacles as directed by Landlord.
     Section 10.10 Directory and Suite Entry Signage. Landlord, at Landlord’s expense, shall list Tenant on at least one of the Building directories located in the first (1st) floor lobbies of the Building. The Building directory listing Tenant’s name will be shared with other Building tenants and space on the directory shall be equitably apportioned amongst the tenants. Landlord shall, at Landlord’s expense, install Building standard suite entry signage at the principal suite entry location at the Premises, unless Tenant, at Tenant’s expense, desires its own unique signage on any of the full floors leased by Tenant.
     Section 10.11 Tenant Access to Premises. Tenant shall have access to the Premises 24 hours a day, 7 days a week. Outside of Business Hours, Building and floor access will be monitored by an electronic card or key security and access system or any such successor system installed and maintained by Landlord. Tenant shall be responsible for access control to the Premises at Tenant’s expense. Landlord shall provide Tenant with one (1) Building access card (or equivalent) per 200 rentable square feet of the Premises at no cost to Tenant.
     Section 10.12 Telecommunications. If Tenant requests that Landlord grant access to the Building to a telecommunications service provider designated by Tenant for purposes of providing telecommunications services to Tenant, Landlord shall use its good faith efforts to respond to such request within thirty (30) days. Tenant acknowledges that nothing set forth in this Section shall impose any affirmative obligation on Landlord to grant such request and that Landlord, in its reasonable discretion, shall have the right to determine which telecommunications service providers shall have access to Building facilities.
     Section 10.13 Service Interruptions. Landlord reserves the right to suspend any service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for Restorative Work which, in Landlord’s reasonable judgment, are necessary or appropriate until such Unavoidable Delay, accident or emergency shall cease or such Restorative Work is completed and Landlord shall not be liable for any interruption, curtailment or failure to supply services. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises as a result of any such interruption, curtailment or failure or defect in any such service, or change in the supply, character and/or quantity of, electrical service, and to restore any such services, remedy such situation and minimize any interference with Tenant’s business. The exercise of any such right or the occurrence of any such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, entitle Tenant to any compensation, abatement or diminution of Rent, relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or any Indemnified Party by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise. Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of electrical service furnished to the Premises for any reason except if attributable to the gross negligence or willful misconduct of Landlord. In the event of a casualty or a Taking, the applicable provisions of this Lease shall prevail over the rent abatement provisions of this Section. The foregoing notwithstanding (but subject to the last sentence of this Section 10.13), if (i) Tenant is precluded from having reasonable access to the Premises or any portion thereof and Tenant has ceased using the affected portion of the Premises for a period longer than three (3) consecutive Business Days or (ii) any failure or stoppage of any Essential Service (as defined in Section 15.6(b)) to be provided by Landlord under this Lease (a) precludes Tenant from having reasonable access to the Premises or any portion thereof or renders the Premises or any portion thereof untenantable for the normal conduct of Tenant’s business in all or a portion of the Premises and, in either such case, Tenant has ceased using the Premises or the affected portion thereof; (b) was not caused by Tenant, its employees, invitees or agents; and (c) extends for a period longer than three (3) consecutive Business Days, Tenant’s obligation to pay Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment for the affected portion of the Premises shall be abated beginning on the fourth (4th) Business Day following the date the aforementioned conditions are met and shall continue with respect to the Premises or the affected portion thereof (as applicable) until the conditions described in clause (a) no longer exist. In the event of a casualty or a Taking, the applicable provisions of this Lease shall prevail over the rent abatement provisions of this Section.
     Section 10.14 Service Additions and Omissions. Except with respect to the services that Landlord otherwise expressly agrees to provide under this Lease, Landlord shall have the right to add, modify and/or curtail any Building services as Landlord determines appropriate from time to time in Landlord’s sole discretion. All of the services to be provided to Tenant pursuant to this Article are only to be provided from and after the date Tenant takes occupancy of the Premises for the conduct of its business. Any services to be provided by Landlord to Tenant prior to such occupancy shall be governed by the Work Agreement.
     Section 10.15 Fitness Center. During the Term, Landlord shall provide a fitness or health center (the “Fitness Center”) at the Building which Fitness Center shall be available for use only by Building tenants and representatives of Landlord free of direct charge (other than through Operating Expense payments) on a non-exclusive first-come, first-served basis. The foregoing notwithstanding, Landlord’s obligation to provide the Fitness Center at the Building and Tenant’s right to use the Fitness Center shall be subject to (i) closings during emergencies and repairs, (ii) compliance with any applicable Requirements and (iii) such rules and regulations as Landlord might reasonably require (including Landlord’s requirement that each Fitness Center user execute a liability waiver reasonably satisfactory to Landlord). Landlord recently updated the locker rooms at the Fitness Center. Prior to July 1, 2011, Landlord shall replace the existing Fitness Center exercise equipment with new equipment.

ARTICLE 11
INSURANCE; PROPERTY LOSS OR DAMAGE
     Section 11.1 Tenant’s Insurance.
          (a) Tenant, at Tenant’s expense, shall obtain and keep in full force and effect during the Term:
               (i) a policy of commercial general liability insurance on an occurrence basis (utilizing then current ISO forms or equivalent) against claims for contractual liability, personal injury, bodily injury, death and/or property damage occurring in or about the Building, under which Tenant is named as the insured and Landlord, Landlord’s Agent and any Lessors and any Mortgagees whose names have been furnished to Tenant are named as additional insureds (the “Insured Parties”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of the Insured Parties. The minimum limits of liability provided in any combination by a commercial general liability policy and excess liability or umbrella policy applying exclusively to the Premises shall be a combined single limit with respect to each occurrence and in the aggregate in an amount of not less than $4,000,000; provided, however, that Landlord shall retain the right to require Tenant to increase such coverage from time to time to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by landlords for similar office space in Comparable Buildings. The deductible or self insured retention for such policy shall not exceed $10,000;
               (ii) insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of “Special Form Causes of Loss” or “All Risk” property insurance policies, insuring Tenant’s Property and all Alterations and improvements to the Premises (including the initial Tenant Improvements) to the extent such Alterations and improvements exceed the cost of the improvements typically performed in connection with the initial occupancy of tenants in the Building (“Building Standard Installations”), for the full insurable value thereof or replacement cost thereof, having a deductible amount, if any, not in excess of $25,000;
               (iii) prior to and during the performance of any Alterations (other than Decorative Alterations), until completion thereof, Builder’s Risk insurance on an “all risk” basis and on a completed value faun including a Permission to Complete and Occupy endorsement, for full replacement value covering the interest of Landlord and Tenant (and their respective contractors and subcontractors) in all work incorporated in the Building and all materials and equipment in or about the Premises, Workers’ Compensation and Employer’s Liability Insurance (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alterations) and commercial general liability (including property damage coverage) insurance, all in such form, for such periods, in such amounts and with such companies as Landlord may reasonably require, naming Landlord, Landlord’s Agent and any Mortgagee (of which Tenant has been given notice) as additional insureds to all policies except the Workers’ Compensation and Employer’s Liability Insurance policy;
               (iv) Workers’ Compensation Insurance, as required by law and Employers Liability Insurance in the amount of not less than $500,000;

               (v) Business Interruption/Rental Insurance; and
               (vi) such other insurance in such amounts as the Insured Parties may reasonably require from time to time.
          (b) All insurance required to be carried by Tenant (i) shall contain a provision that (x) no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, and (y) shall be noncancellable and/or no material change in coverage shall be made thereto unless the Insured Parties receive thirty (30) days’ prior notice of the same, by certified mail, return receipt requested, and (ii) shall be effected under valid and enforceable policies issued by reputable insurers permitted to do business in the State and rated in Best’s Key Rating Guide, or any successor thereto as having a “Best’s Rating” of “A-” or better and a “Financial Size Category” of at least “X” or better or, if such ratings are not then in effect, the equivalent thereof or such other financial rating as Landlord may at any time reasonably consider appropriate.
          (c) On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate policies of insurance, including evidence of waivers of subrogation required to be carried pursuant to this Article and that the Insured Parties are named as additional insureds (the “Policies”). Evidence of each renewal or replacement of the Policies shall be delivered by Tenant to Landlord at least ten (10) days prior to the expiration of the Policies. In lieu of the Policies, Tenant may deliver to Landlord a certification from Tenant’s insurance company (on the form currently designated “ACORD 27” (Evidence of Property Insurance) and “ACORD 25-S” (Certificate of Liability Insurance), or the equivalent, provided that attached thereto is an endorsement to Tenant’s commercial general liability policy naming the Insured Parties as additional insureds) which shall be binding on Tenant’s insurance company, and which shall expressly provide that such certification (i) conveys to the Insured Parties all the rights and privileges afforded under the Policies as primary insurance, and (ii) contains an unconditional obligation of the insurance company to advise all Insured Parties in writing by certified mail, return receipt requested, at least thirty (30) days in advance of any termination or change to the Policies that would affect the interest of any of the Insured Parties.
     Section 11.2 Waiver of Subrogation.
          (a) Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Project and personal property, fixtures and equipment located therein, wherein the insurer waives subrogation or consents to a waiver of right of recovery.
          (b) Landlord and Tenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire or other hazards to the extent covered (or would have been covered if the party had obtained and maintained the insurance it was required to carry under this Lease) by the property insurance that was required to be carried by that party under the terms of this Lease.

          (c) Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (i) damage to any Above Building Standard Installations, (ii) Tenant’s Property, and (iii) any loss suffered by Tenant due to interruption of Tenant’s business.
     Section 11.3 Restoration.
          (a) If the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of reasonable access to the Premises, the damage shall be repaired by Landlord, to substantially the condition of the. Premises prior to the damage, subject to the provisions of any Mortgage or Superior Lease and only to the extent that such repairs can reasonably be made from the net proceeds of any insurance actually received by Landlord, but Landlord shall have no obligation to repair or restore (i) Tenant’s Property or (ii) except as provided in Section 11.3(b), any Alterations or improvements to the Premises, to the extent such Alterations or improvements exceed Building Standard Installations (“Above Building Standard Installations”). So long as Tenant is not in default beyond applicable grace or notice provisions in the payment or performance of its obligations under this Section, and provided Tenant timely delivers to Landlord either Tenant’s Restoration Payment (as hereinafter defined) or the Restoration Security (as hereinafter defined) or Tenant expressly waives any obligation of Landlord to repair or restore any of Tenant’s Above Building Standard Installations, then until the restoration of the Premises is Substantially Completed or would have been Substantially Completed but for Tenant Delay, Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be reduced in the proportion by which the area of the part of the Premises which is not usable (or accessible ) and is not used by Tenant bears to the total area of the Premises.
          (b) As a condition precedent to Landlord’s obligations to repair or restore any Above Building Standard Installations, Tenant shall (i) pay to Landlord upon demand a sum (“Tenant’s Restoration Payment”) equal to the amount, if any, by which (A) the cost, as reasonably estimated by a reputable independent contractor designated by Landlord, of repairing and restoring all Alterations and Tenant Improvements in the Premises to their condition prior to the damage, exceeds (B) the cost of restoring the Premises with Building Standard Installations, or (ii) furnish to Landlord security (the “Restoration Security”) in form and amount reasonably acceptable to Landlord to secure Tenant’s obligation to pay all costs in excess of restoring the Premises with Building Standard Installations. If Tenant fails to deliver to Landlord either (1) Tenant’s Restoration Payment or the Restoration Security, as applicable, or (2) a waiver by Tenant, in form reasonably satisfactory to Landlord, of all of Landlord’s obligations to repair or restore any of the Above Building Standard Installations, in either case within thirty (30) days after Landlord’s demand therefor, Landlord shall have no obligation to restore any Above Building Standard Installations and Tenant’s abatement of Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall cease when the restoration of the Premises (other than any Above Building Standard Installations) is Substantially Complete.
     Section 11.4 Landlord’s Termination Right. Notwithstanding anything to the contrary contained in Section 11.3, if the Premises are totally damaged or are rendered wholly untenantable, or if the Building shall be so damaged that, in Landlord’s reasonable opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises are so damaged or rendered untenantable) and cannot be substantially completed within nine (9) months of the casualty or Landlord lacks insurance proceeds (after application under any Mortgage, sufficient to restore the Building), then in either of such events, Landlord may, not later than sixty (60) days following the date of the damage, terminate this Lease by notice to Tenant, provided that if the Premises are not materially damaged, Landlord may not terminate this Lease unless Landlord similarly terminates the leases of other tenants in the Building aggregating at least fifty percent (50%) of the portion of the Building occupied for office purposes immediately prior to such damage. If this Lease is so terminated, (a) the Term shall expire upon the sixtieth (60th) day after such notice is given, (b) Tenant shall vacate the Premises and surrender the same to Landlord, (c) Tenant’s liability for Rent shall cease as of the date of the damage, and (d) any prepaid Rent for any period after the date of the damage shall be promptly refunded by Landlord to Tenant.
     Section 11.5 Tenant’s Termination Right. If the Premises are totally damaged and are thereby rendered wholly untenantable, or if the Building shall be so damaged that Tenant is deprived of reasonable access to the Premises, and if Landlord elects to restore the Premises, Landlord shall, within sixty (60) days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect estimates the restoration of the Premises (excluding any Above Building Standard Installations) shall be Substantially Completed. If such date, as set forth in the Restoration Notice, is more than nine (9) months from the date of such damage, then Tenant shall have the right to terminate this Lease by giving notice (the “Termination Notice”) to Landlord not later than thirty (30) days following delivery of the Restoration Notice to Tenant; provided, however, if the Restoration Notice estimated that the Premises (excluding any Above Building Standard Installations) would be Substantially Completed within nine (9) months after the date of such damage and Landlord does not Substantially Complete the repairs within nine (9) months after the date of such damage for any reason other than a Tenant delay or an Unavoidable Delay, Tenant shall have the right to terminate this Lease by delivering a thirty (30) day prior written notice to Landlord after the end of such nine (9) month period (the “Damage Termination Notice”) and thereafter during the first five (5) Business Days after each calendar month following the end of such period until such time as the repairs are Substantially Completed; provided, further, however, that if Landlord Substantially Completes the repairs within the thirty (30) day period after Tenant delivers the Damage Termination Notice, Tenant’s Damage Termination Notice shall be deemed null and void. If Tenant delivers a Termination Notice or a Damage Termination Notice, this Lease shall be deemed to have terminated as of the sixtieth (60th) day after the giving of such notice, in the manner set forth in the second sentence of Section 11.4.
     Section 11.6 Final 24 Months. Notwithstanding anything to the contrary in this Article, if any damage during the final twenty-four (24) months of the Term renders the Premises wholly untenantable, either Landlord or Tenant may terminate this Lease by notice to the other party within thirty (30) days after the occurrence of such damage and this Lease shall expire on the sixtieth (60th) day after the date of such notice. For purposes of this Section, the Premises shall be deemed wholly untenantable if Tenant cannot use more than fifty percent (50%) of the Premises for the conduct of its business and Tenant’s inability to so use the Premises is reasonably expected to continue for more than ninety (90) days.
     Section 11.7 Landlord’s Liability. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise. None of the Insured Parties shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or other casualty, any damage caused by other tenants or persons in the Building or Parking Facility or by construction of any private, public or quasi-public work, or any latent defect in the Premises or in the Building or Parking Facility (except that Landlord shall be required to repair the same to the extent provided in Article 6 and this Article 11). No penalty shall accrue for delays which may arise by reason of adjustment of fire insurance on the part of Landlord or Tenant, or for any Unavoidable Delays arising from any repair or restoration of any portion of the Building, provided that Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of any such repair or restoration.
     Section 11.8 Landlord’s Insurance. Beginning on the Commencement Date and thereafter during the Term, Landlord shall maintain at least the following insurance:
          (a) standard all-risk fire and casualty insurance for the replacement cost of the Building (exclusive of any Above Building Standard Installations and any Specialty Alterations), having a commercially reasonable deductible amount;
          (b) comprehensive public liability insurance with minimum limits of $2,000,000 for injury to or death of one or more persons in any one occurrence and third-party property damage, and $5,000,000 for third-party property damage (all such coverage may be through primary and/or excess umbrella policies);
          (c) employer’s liability insurance with a minimum limit of $1,000,000 for bodily injury;
          (d) workmen’s compensation insurance in statutory limits; and
          (e) such other insurance coverage as is customarily carried in respect of Comparable Buildings.
ARTICLE 12
EMINENT DOMAIN
     Section 12.1 Taking.
          (a) Total Taking. If all or substantially all of the Project, the Building or the Premises shall be acquired or condemned for any public or quasi-public purpose (a “Taking”), this Lease shall terminate and the Term shall end as of the date of the vesting of title and Rent shall be prorated and adjusted as of such date.
          (b) Partial Taking. Upon a Taking of only a part (i.e., less than substantially all) of the Project, the Building or the Premises then, except as hereinafter provided in this Article, this Lease shall continue in full force and effect, provided that from and after the date of the vesting of title, Fixed Rent and Tenant’s Proportionate Share shall be modified to reflect the reduction of the Premises and/or the Building as a result of such Taking.

          (c) Landlord’s Termination Right. Whether or not the Premises are affected, Landlord may, by notice to Tenant, within sixty (60) days following the date upon which Landlord receives notice of the Taking of all or a portion of the Project, the Building or the Premises, terminate this Lease, provided that Landlord elects to terminate leases (including this Lease) affecting at least fifty percent (50%) of the portion of the Building occupied for office purposes immediately prior to such taking.
          (d) Tenant’s Termination Right. If the part of the Project so Taken contains more than twenty percent (20%) of the total area of the Premises occupied by Tenant immediately prior to such Taking, or if, by reason of such Taking, Tenant no longer has reasonable means of access to the Premises, Tenant may terminate this Lease by notice to Landlord given within sixty (60) days following the date upon which Tenant is given notice of such Taking. If Tenant so notifies Landlord, this Lease shall end and expire upon the sixtieth (60th) day following the giving of such notice. If a part of the Premises shall be so Taken and this Lease is not terminated in accordance with this Section, Landlord, without being required to spend more than it collects as an award, shall, subject to the provisions of any Mortgage or Superior Lease, restore that part of the Premises not so Taken to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such Taking, excluding Tenant’s Property and Above Building Standard Installations.
          (e) Apportionment of Rent. Upon any termination of this Lease pursuant to the provisions of this Article, Rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.
     Section 12.2 Awards. Upon any Taking, Landlord shall receive the entire award for any such Taking, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or Tenant’s Alterations; and Tenant hereby assigns to Landlord all of its right in and to such award. Nothing contained in this Article shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property or Above Building Standard Installations included in such Taking and for any moving expenses, provided any such award is in addition to, and does not result in a reduction of, the award made to Landlord.
     Section 12.3 Temporary Taking. If all or any part of the Premises is Taken temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement and to perform all of its other obligations under this Lease, except to the extent prevented from doing so by the condemning authority, and Tenant shall be entitled to receive any award or payment from the condemning authority for such use.

ARTICLE 13
ASSIGNMENT AND SUBLETTING
     Section 13.1 Consent Requirements.
          (a) Except as expressly set forth herein, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet, or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord’s prior consent in each instance, which consent shall not be unreasonably withheld or delayed as provided in Section 13.3.
     Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article shall be void and shall constitute an Event of Default.
          (b) If, without Landlord’s consent, this Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant or this Lease is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved. No such collection shall be deemed a waiver of the provisions of this Article, an acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s covenants hereunder, and in all cases Tenant shall remain fully liable for its obligations under this Lease.
          (c) Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others.
     Section 13.2 Tenant’s Notice. If Tenant desires to assign this Lease or sublet all or any portion of the Premises and Landlord’s consent thereto is required under this Lease, Tenant shall give notice thereof to Landlord, which shall be accompanied by (a) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective, and (b) with respect to a sublet of all or a part of the Premises, a description of the portion of the Premises to be sublet and the commencement date of such sublease. Such notice shall be deemed a twenty (20) day offer (which may be revoked by Tenant by delivering written notice to Landlord of such revocation (“Tenant’s Revocation Right”) at any time for a period of up to five (5) Business Days after Landlord’s acceptance of the recapture offer, if applicable) from Tenant to Landlord of the right, at Landlord’s option, (1) if the proposed transaction is an assignment of this Lease to a non-Related Entity, to terminate this Lease with respect to the entire Premises, or (2) if the proposed transaction is a sublease of twenty-five percent (25%) or more of the rentable square footage of the Premises (inclusive of any then subleased space at the Premises and any proposed sublease space) to a non-Related Entity or the term of such sublease to a non-Related Entity (including any extension options provided for under the sublease) would expire during the last twelve (12) months of the Term of this Lease (without regard to any then unexercised extension options under this Lease), to terminate this Lease with respect to the space that Tenant proposes to sublease (the “Partial Space”). Such option may be exercised by notice from Landlord to Tenant within twenty (20) days after delivery of Tenant’s notice subject to Tenant’s Revocation Right. If Landlord exercises its option to terminate all or a portion of this Lease, (a) this Lease shall end and expire with respect to all or a portion of the Premises, as the case may be, on the date that such assignment or sublease was to commence, provided that such date is in no event earlier than ninety (90) days after the date Landlord receives the above notice unless Landlord agrees to such earlier date, (b) Rent shall be apportioned, paid or refunded as of such date, (c) Tenant, upon Landlord’s request, shall enter into an amendment of this Lease ratifying and confirming such total or partial termination, and setting forth any appropriate modifications to the terms and provisions hereof, (d) Landlord shall be free to lease the Premises (in the case of an assignment) or the applicable part thereof (in the case of a sublease), as the case may be, to Tenant’s prospective assignee or subtenant and (e) Tenant and Landlord shall pay equally pay all costs to make the Partial Space a self-contained rental unit and to install any required Building corridors.
     Section 13.3 Conditions to Assignment/Subletting.
          (a) If Landlord does not exercise its termination option under Section 13.2 or if Landlord otherwise does not have a termination option, then provided that no Event of Default then exists, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld or delayed. Such consent shall be granted or denied within thirty (30) days after delivery to Landlord of (i) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant (“Transferee”), the nature of its business and its proposed use of the Premises, (ii) current financial information with respect to the Transferee, including its most recent financial statements, and (iii) any other information Landlord may reasonably request, provided that:
               (i) in Landlord’s reasonable judgment, the Transferee is engaged in a business or activity, and the Premises will be used in a manner, which (1) is in keeping with the then standards of the Building, (2) is for the Permitted Uses, and (3) does not violate any restrictions set forth in this Lease, any Mortgage or Superior Lease or any negative covenant as to use of the Premises required by any other lease in the Building;
               (ii) with respect to any assignment or subletting for which Landlord’s consent is required under this Lease, Tenant shall, upon demand, reimburse Landlord for all reasonable expenses incurred by Landlord in connection with such proposed assignment or sublease, including any investigations as to the acceptability of the Transferee and all legal costs reasonably incurred in connection with the granting of any requested consent (not to exceed, through December 31, 2014, $2,000 per proposed assignment or sublease, but without limitation on such fees (other than that the legal fees must be reasonable) if the proposed assignment or sublease includes unusual issues (such as a request that Landlord modify or release a Lease guaranty or that Landlord amend this Lease); and
               (iii) the Transferee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Transferee agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the State.

          (b) with respect to each and every subletting and/or assignment approved by Landlord under the provisions of this Lease:
               (i) the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord;
               (ii) no sublease shall be for a term ending later than one day prior to the Expiration Date;
               (iii) no Transferee shall take possession of any part of the Premises, until an executed counterpart of such sublease or assignment has been delivered to Landlord and approved by Landlord as provided in Section 13.3;
               (iv) if an Event of Default occurs prior to the effective date of such assignment or subletting, then Landlord’s consent thereto, if previously granted, shall be immediately deemed revoked without further notice to Tenant, and if such assignment or subletting would have been permitted without Landlord’s consent pursuant to Section 13.7, such permission shall be void and without force and effect, and in either such case, any such assignment or subletting shall constitute a further Event of Default hereunder; and
               (v) each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate; and Tenant and each Transferee shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect and such Transferee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease, which theretofore accrued to such Transferee against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month’s rent, (D) bound to return such Transferee’s security deposit, if any, except to the extent Landlord shall receive actual possession of such deposit and such Transferee shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such Transferee, or to perform any work in the subleased space or the Building, or in any way to prepare the sublet space for occupancy, beyond Landlord’s obligations under this Lease. The provisions of this Section shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the Transferee shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.
     Section 13.4 Binding on Tenant; Indemnification of Landlord. Notwithstanding any assignment or subletting or any acceptance of rent by Landlord from any Transferee, Tenant shall remain fully liable for the payment of all Rent due and for the performance of all the covenants, terms and conditions contained in this Lease on Tenant’s part to be observed and performed, and any default under any term, covenant or condition of this Lease by any

Transferee or anyone claiming under or through any Transferee shall be deemed to be a default under this Lease by Tenant except to the extent Landlord exercises Landlord’s recapture right pursuant to Section 13.2 and enters into a lease directly with the Transferee for the Premises or an applicable portion thereof. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all Losses resulting from any claims that may be made against Landlord by the Transferee or anyone claiming under or through any Transferee or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Article.
     Section 13.5 Tenant’s Failure to Complete. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within ninety (90) days after the giving of such consent or the amount of space subject to such sublease varies by more than ten percent (10%) from that specified in the notice given by Tenant to Landlord pursuant to Section 13.2, then Tenant shall again comply with all of the provisions and conditions of Sections 13.2, 13.3 and 13.4 before assigning this Lease or subletting all or part of the Premises.
     Section 13.6 Profits. If Tenant enters into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within sixty (60) days of Landlord’s consent to such assignment or sublease, deliver to Landlord a list of Tenant’s reasonable third-party expenses incurred in connection with such transaction including, without limitation, brokerage fees and legal fees paid in connection with such transaction, marketing costs, cash inducements, construction costs, furniture, construction and moving allowances, rent abatement and any lease assumption costs (collectively, “Transaction Costs”), together with a list of all of Tenant’s Property to be transferred to such Transferee. Tenant shall deliver to Landlord evidence of the payment of such Transaction Costs promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:
          (a) In the case of an assignment, on the effective date of the assignment, fifty percent (50%) of all sums and other consideration paid to Tenant by the Transferee for or by reason of such assignment (including sums paid for the sale or rental of Tenant’s Property, less, the then fair market or rental value of such Tenant’s Property) after first deducting the Transaction Costs; or
          (b) In the case of a sublease, fifty percent (50%) of any consideration paid under the sublease to Tenant by the Transferee which exceeds on a per square foot basis the Fixed Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (together with any sums paid for the sale or rental of Tenant’s Property, less, the then fair market or rental value of such Tenant’s Property) after first deducting the Transaction Costs. The sums payable under this clause shall be paid by Tenant to Landlord monthly as and when paid by the subtenant to Tenant. The foregoing notwithstanding, this Section shall not apply with respect to any transfer to a Related Entity in accordance with the terms and provisions of Section 13.7.
     Section 13.7 Transfers.

          (a) If Tenant is a legal entity, the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of a majority of the stock or other beneficial ownership interest in Tenant or of all or substantially all of the assets of Tenant (collectively, “Ownership Interests”) shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Article shall not apply to: (i) the transfer of Ownership Interests in Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange; (ii) any transfers of equity interests in Tenant or a Related Entity on a nationally recognized stock exchange in connection with an initial public offering or private placement, recapitalization or merger of interests in the original Tenant or a Related Entity; or (iii) a change or series of transfers of Ownership Interests which would result in direct or indirect change in ownership of less than fifty percent (50%) of the outstanding Ownership Interests in Tenant as of the Effective Date. For purposes of this Article the term “transfers” shall be deemed to include (x) the issuance of new Ownership Interests which results in a majority of the Ownership Interests in Tenant being held by a person or entity which does not hold a majority of the Ownership Interests in Tenant on the Effective Date and (y) except as provided below, the sale or transfer of all or substantially all of the assets of Tenant in one or more transactions and the merger or consolidation of Tenant into or with another business entity. The provisions of Section 13.1 shall not apply to transactions with a business entity into or with which Tenant is merged or consolidated or to which all or substantially all of Tenant’s assets are transferred so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (ii) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such merger, consolidation or transfer, and (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least ten. (10) days prior to the effective date of any such transaction. Tenant may also, upon prior notice to Landlord, assign this Lease or sublet all or a portion of the Premises for any Permitted Uses to any business entity which controls, is controlled by, or is under common control with the original Tenant (a “Related Entity”), for so long as such entity remains a Related Entity. Such sublease shall not be deemed to vest in any such Related Entity any right or interest in this Lease nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder. For the purposes hereof, “control” shall be deemed to mean ownership of not less than fifty percent (50%) of all of the Ownership Interests of such corporation or other business entity or the power to directly or indirectly direct or cause the direction of the management or policies of Tenant or the entity in question.
          (b) The limitations set forth in this Section shall apply to Transferee(s) and guarantor(s) of this Lease, if any, and any transfer by any such entity in violation of this Section shall be a transfer in violation of Section 13.1.
          (c) Any modification, amendment or extension of a sublease and/or any other agreement by which a landlord (or any affiliate thereof) of a building other than the Building agrees to assume the obligations of Tenant under this Lease shall be deemed a sublease for the purposes of Section 13.1 hereof
     Section 13.8 Assumption of Obligations. No assignment or transfer shall be effective unless and until the Transferee executes, acknowledges and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee (a) assumes Tenant’s obligations under this Lease arising from and after the effective date of the assignment and (b) agrees that, notwithstanding such assignment or transfer, the provisions of Section 13.1 hereof shall be binding upon it in respect of all future assignments and transfers.
     Section 13.9 Tenant’s Liability. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.
     Section 13.10 Listings in Building Directory. The listing of any name other than that of Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege revocable in Landlord’s discretion by notice to Tenant.
ARTICLE 14
ACCESS TO PREMISES
     Section 14.1 Landlord’s Access.
          (a) Landlord, Landlord’s agents and utility service providers servicing the Building may erect, use and maintain concealed ducts, pipes and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount. Landlord shall promptly repair any damage to the Premises caused by any work performed pursuant to this Article.
          (b) Landlord and any other party designated by Landlord shall have the right to enter the Premises at any time in the case of an emergency. Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, upon reasonable notice (which notice may be oral) to examine the Premises, to perform Restorative Work to the Premises or the Building, to show the Premises to prospective purchasers, Mortgagees or Lessors and during the eighteen (18) month period preceding the Expiration Date, prospective tenants, and their respective agents and representatives or others. The foregoing notwithstanding, Landlord shall use commercially reasonable efforts to (i) provide Tenant with a minimum of twenty-four (24) hours prior notice, except in the event of an emergency, and (ii) minimize disruption to Tenant’s business operations and use of the Premises.
          (c) All parts (except surfaces facing the interior of the Premises) of all walls, and windows bounding the Premises, all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, mail chutes, conduits and other mechanical facilities, Base Building Systems, Building facilities and Common Areas are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration and repair.

     Section 14.2 Building Name. Landlord has the right at any time to change the name, street address or designation by which the Building is commonly known. If Landlord changes the name, street address or designation by which the Building is commonly known, Landlord shall provide Tenant with fifteen (15) Business Days prior notice in order to provide Tenant with a reasonable period of time to appropriately modify Tenant’s business stationery and other related documents and Landlord shall reimburse Tenant promptly for any expenditures reasonably incurred by or on behalf of Tenant as a result thereof such as, but not limited to, replacement of letterhead on hand and business cards, cancellation and replacement of Tenant’s phone and address listings in any telephone or professional directories or electronic postings such as the Internet, and the mailing of change-of-address announcements and postage thereon. Notwithstanding, in no event will Landlord name the Building (which shall not include Landlord granting exterior signage rights to any party) after a Building tenant.
     Section 14.3 Light and Air. If at any time any windows of the Premises are temporarily (not to exceed twenty (20) consecutive days) darkened or covered over by reason of any Restorative Work, any of such windows are permanently darkened or covered over due to any Requirement or there is otherwise a diminution of light, air or view by another structure which may hereafter be erected (whether or not by Landlord), Landlord shall not be liable for any damages and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction.
ARTICLE 15
DEFAULT
     Section 15.1 Tenant’s Defaults. Each of the following events shall be an “Event of Default” hereunder:
          (a) Tenant fails to pay when due any installment of Rent and such default shall continue for ten (10) days after notice of such default is given to Tenant except that if Landlord shall have given two such notices of default in the payment of any Rent in any twelve (12) month period, Tenant shall not be entitled to any further notice of its delinquency in the payment of any Rent or an extended period in which to make payment until such time as twelve (12) consecutive months shall have elapsed without Tenant having failed to make any such payment when due at which time Tenant’s right to receive notice shall be reinstated as set forth above, and the occurrence of any default in the payment of any Rent within such twelve (12) month period after the giving of two (2) such notices shall constitute an Event of Default; or
          (b) Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure continues for more than thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of a nature that it cannot be completely remedied within thirty (30) days, failure by Tenant to commence to remedy such failure within said thirty (30) days, and thereafter diligently take all steps necessary to remedy such default to completion; or
          (c) [intentionally omitted]; or

          (d) Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant’s property; or
          (e) a court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a trustee, receiver or liquidator of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof; or
          (f) Guarantor generally does not, or is unable to pay its debts as they become due or is subject to the filing of a petition, case or proceeding in bankruptcy; or
          (g) the occurrence of a default under any guaranty of all or any portion of Tenant’s liabilities under this Lease, which default continues beyond the expiration of any applicable notice and/or cure period(s) (if any) set forth in such guaranty.
     Section 15.2 Landlord’s Remedies.
          (a) Upon the occurrence of an Event of Default, Landlord, at its option, and without limiting the exercise of any other right or remedy Landlord may have on account of such Event of Default, and without any further demand or notice, may give to Tenant notice of (i) the termination of this Lease, in which event this Lease and the Term shall come to an end and expire (whether or not the Term shall have commenced) upon the termination date set forth in such notice with the, same force and effect as if the date set forth in the notice was the Expiration Date stated herein, and/or (ii) the termination of Tenant’s right of possession of the Premises, in which event Tenant’s right of possession of the Premises shall come to an end and expire (whether or not the Term shall have commenced) upon the termination date set forth in such notice; and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in this Article and/or, to the extent permitted by law, Landlord may remove all persons and property from the Premises, which property shall be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant. Any termination notice may be given simultaneously with any notice of default given to Tenant.
          (b) It this Lease and the Term, or Tennant’s right to possession of the Premises, terminate as provided in Section 15.2(a):
               (i) Tenant shall quit and surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such termination, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by force (to the extent permitted by law) or otherwise in accordance with applicable legal proceedings (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises.
               (ii) Landlord, at Landlord’s option, may relet all or any part of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for any term ending before, on or after the Expiration Date, at such rental and upon such other conditions (which may include concessions and free rent periods) as Landlord, in its sole discretion, may determine. Landlord shall have no obligation to accept any tenant offered by Tenant and shall not be liable for failure to relet or, in the event of any such reletting, for failure to collect any rent due upon any such reletting; and no such failure shall relieve Tenant of, or otherwise affect, any liability under this Lease. Landlord shall, however, use reasonable efforts to mitigate its damages but shall not be required to divert prospective tenants from any other portions of the Building. Landlord, at Landlord’s option, may make such alterations, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.
          (c) Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, hereby waives all rights which Tenant and all such persons might otherwise have under any Requirement (i) to the service of any notice of intention to re enter or to institute legal proceedings, (ii) to redeem, or to re-enter or repossess the Premises, (iii) to restore the operation of this Lease, after (A) Tenant shall have been dispossessed by judgment or by warrant of any court or judge, (B) any re-entry by Landlord, or (C) any expiration or early termination of the term of this Lease, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease, and (iv) to any notice to quit the Premises. The words “redeem,” “redemption,” “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.
          (d) Upon the breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The rights to invoke the remedies set forth above are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.
     Section 15.3 Landlord’s Damages.
          (a) If this Lease and the Term, or Tenant’s right to possession of the Premises, terminate as provided in Section 15.2, then:
               (i) Tenant shall pay to Landlord all items of Rent payable under this Lease by Tenant to Landlord prior to the date of termination;
               (ii) Landlord may retain all monies, if any, paid by Tenant to Landlord, whether as prepaid Rent, a security deposit or otherwise, which monies, to the extent not otherwise applied to amounts due and owing to Landlord, shall be credited by Landlord against any damages payable by Tenant to Landlord;
               (iii) Tenant shall pay to Landlord, in monthly installments, on the days specified in this Lease for payment of installments of Fixed Rent, any Deficiency; it being understood that Landlord shall be entitled to recover the Deficiency from Tenant each month as the same shall arise, and no suit to collect the amount of the Deficiency for any month, shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and
               (iv) whether or not Landlord shall have collected any monthly Deficiency, Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency and as liquidated and agreed final damages, a sum equal to the amount by which the Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming the Additional Rent during such period to be the same as was payable for the year immediately preceding such termination or re-entry, increased in each succeeding year by three percent (3%) (on a compounded basis)) exceeds the then fair and reasonable rental value of the Premises, for the same period (with both amounts being discounted to present value at a rate of interest equal to two percent (2%) below the then Base Rate) less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of Section 15.3(a)(iii) for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof.
          (b) If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section. Tenant shall not be entitled to any rents collected or payable under any reletting, whether or not such rents exceeds the Fixed Rent reserved in this Lease, however, said excess shall be credited against amounts due and owing by Tenant to Landlord. Nothing contained in this Article shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any Requirement, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section.
     Section 15.4 Interest. If any payment of Rent is not paid when due, interest shall accrue on such payment, from the date such payment became due until paid at the Interest Rate. Tenant acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by a Mortgage covering the Premises. Therefore, in addition to interest, if any amount is not paid when due, a late charge equal to five percent (5%) of such amount shall be assessed; provided, however, that on one (1) occasion during any Calendar Year of the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of ten (10) days thereafter in which to make such payment before any late charge is assessed. Such interest and late charges are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Lease.

     Section 15.5 Other Rights of Landlord. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant. Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to suspend furnishing or rendering to Tenant any property, material, labor, utility or other service, whenever Landlord is obligated to furnish or render the same at the expense of Tenant, if (but only for so long as) Tenant is in arrears in paying Landlord for such items for more than ten (10) days after notice from Landlord to Tenant demanding the payment of such arrears. If Tenant fails to pay any Rent when due or Tenant otherwise fails to fully and timely perform its obligations under this Lease and Landlord engages an attorney in connection with such failure, Tenant shall pay upon demand the reasonable attorneys’ fees incurred by Landlord regardless of whether Landlord initiates legal action in connection with such failure.
     Section 15.6 Default by Landlord.
          (a) Landlord shall be in default hereunder if Landlord should fail to perform or observe any covenant, term, provision or condition of this Lease and such default should continue beyond a period of twenty (20) days after written notice from Tenant as to a monetary default or thirty (30) days after written notice from Tenant for any other default (provided, however, that if such default cannot, by its nature, be cured within such period, Landlord shall not be deemed in default if Landlord shall within such period commence to cure such default and shall diligently prosecute the same to completion). Except to the extent Tenant has expressly waived Tenant’s rights under this Lease, in the event of an uncured default by Landlord, Tenant may, in addition to any other rights of Tenant which are expressly set forth in this Lease, exercise any and all remedies available to it at law or in equity. Any amounts due and payable to Tenant under the terms of this Lease which are not paid by Landlord within twenty (20) days of such sums becoming due and payable shall accrue interest at the Interest Rate, except interest on any portion of Landlord’s Contribution that Landlord wrongfully fails to fund shall bear interest at ten percent (10%) per annum, in either case, until paid by Landlord or offset by Tenant.
          (b) If (i) Tenant gives Landlord written notice that an Essential Service has been suspended or interrupted or otherwise not provided and such notice expressly states that Tenant intends to exercise its self-help remedy in accordance with this Section, (ii) Landlord fails to commence to remedy such suspension within fifteen (15) days following receipt of such Tenant notice and to thereafter diligently pursue such remedy to completion, (iii) Tenant gives Landlord an additional written notice which notice states in bold print in 12 font or larger “SECOND AND FINAL REQUEST” at the top of the first page and Landlord fails to commence to remedy such suspension within five (5) days following receipt of such second notice and to thereafter diligently pursue such remedy to completion and (iv) the curing of such Essential Service suspension does not require work to be performed (or otherwise affect any space) outside of the Premises, Tenant shall have the right to remedy such suspended Essential Service; provided, however, if an emergency exists that threatens immediate harm to any persons or immediate material damage to any property due to such suspended Essential Service, Tenant shall have the right to remedy such suspended Essential Service immediately upon notifying

Landlord of such emergency. In such case, Landlord shall pay to Tenant within thirty (30) days after receipt of an invoice therefor (with reasonable back-up documentation) or, absent such payment, Tenant shall have the right to credit the amount due against Tenant’s next succeeding installment(s) of Fixed Rent and/or Additional Rent, all of Tenant’s actual and reasonable third-party out-of-pocket costs incurred in connection with such remedy. Landlord’s reimbursement or credit shall be treated as an Operating Expense. If, however, Landlord disputes in good faith the need for the remedy in question or the cost of such remedy, or whether Landlord used reasonable efforts to remedy such suspension, Tenant shall not exercise any rights under this Section until the parties agree in writing on the resolution of the dispute and/or a court of competent jurisdiction issues an order resolving such dispute beyond any applicable appeal periods. If such cure by Tenant will affect any Base Building System, Tenant shall use only those contractors used by Landlord for such work. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all loss, cost, damage or liability incurred by Landlord to the extent arising as a result of Tenant’s performance of any such cure, including, without limitation, claims made by other occupants of the Building that Tenant’s performance of such work interfered with their occupancy of space in the Building. “Essential Service” shall mean any service or obligation (including, without limitation, failure to provide electricity, water or HVAC service or to maintain the Common Areas and Base Building Systems as required of Landlord under this Lease) to be provided or performed by Landlord under this Lease to or for Tenant which if not provided or performed shall (1) effectively deny access to the Premises (or the affected portion thereof), (2) threaten the health or safety of any occupants of or threaten to materially damage any personal property or Alterations located within the Premises, or the affected portion thereof, or (3) prevent or materially impair the usage of the Premises or any portion thereof for the ordinary conduct of Tenant’s business.
          (c) If Landlord fails to make any payment of Landlord’s Contribution required to be made by Landlord under this Lease prior to delinquency (“Landlord Payment Failure”) and such Landlord Payment Failure continues for a period of twenty (20) days after written notice thereof from. Tenant to Landlord and any Mortgagee of which Tenant has previously been provided written notice together with its address, then Tenant shall deliver to Landlord a second (2nd) request for Landlord to cure such Landlord Payment Failure, which request must state in all capital letters in 12 point font and bold print “SECOND AND FINAL REQUEST-LANDLORD HAS THREE (3) BUSINESS DAYS TO CURE” at the top of the first page of the request (the “Second Payment Request”). If Landlord fails within three (3) Business Days of Tenant’s delivery of the Second Payment Request to cure such Landlord Payment Failure, Tenant shall have the right, but not the obligation, to pay such unpaid amounts itself to Tenant’s contractor or other vendor to which such payment is overdue, and offset such amount(s) unpaid by Landlord in full against the next payment(s) of Rent payable by Tenant hereunder until Tenant shall have reimbursed itself for the amounts so expended. If Landlord cures such Landlord Payment Failure prior to Tenant offsetting the full amount of the Landlord Payment Failure, Tenant shall have no further offset rights with respect to such Landlord Payment Failure but shall continue to have such offset rights with respect to any other Landlord Payment Failures.

ARTICLE 16
LANDLORD’S RIGHT TO CURE; FEES AND EXPENSES
     If Tenant defaults in the performance of its obligations under this Lease, Landlord, without waiving such default, may perform such obligations at Tenant’s expense: (a) immediately, and without notice, in the case of emergency or if the default (i) materially interferes with the use by any other tenant of the Building, (ii) materially interferes with the efficient operation of the Building, (iii) results in a violation of any Requirement, or (iv) results or will result in a cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such default continues after thirty (30) days from the date Landlord gives notice of the defaulted obligation. All reasonable costs and expenses incurred by Landlord in connection with any such performance by it and all reasonable costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord in any action or proceeding (including any unlawful detainer proceeding) brought by Landlord or in which Landlord is a party to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises, shall be paid by Tenant to Landlord within ten (10) Business Days after receipt of Landlord’s invoice for such amount (accompanied by copies of invoice(s) evidencing such costs), with interest thereon at the Interest Rate from the date paid by Landlord. Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease, attributable directly to Tenant’s use or occupancy of the Premises or presence at the Building, or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord within ten (10) Business Days after receipt of Landlord’s invoice for such amount (accompanied by copies of invoice(s) evidencing such costs).
ARTICLE 17
NO REPRESENTATIONS BY LANDLORD; LANDLORD’S APPROVAL
     Section 17.1 No Representations. Except as expressly set forth in this Lease, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to the Building, the Project or the Premises and no rights, easements or licenses are acquired by Tenant by implication or otherwise. Tenant is entering into this Lease after full investigation and is not relying upon any statement or representation made by Landlord not embodied in this Lease.
     Section 17.2 No Money Damages. In no event shall Landlord be liable for, and Tenant, on behalf of itself and all other Tenant Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease. Except as set forth in Section 18.2, in no event shall Tenant be liable for, and Landlord, on behalf of itself and all other Landlord Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease.

     Section 17.3 Reasonable Efforts. For purposes of this Lease, “reasonable efforts” by Landlord shall not include an obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.
ARTICLE 18
END OF TERM
     Section 18.1 Expiration. Upon the expiration or earlier termination of this Lease, Tenant shall quit and surrender the Premises to Landlord vacant, broom clean and in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall have satisfied Tenant’s removal obligations under Article 5.
     Section 18.2 Holdover Rent. Landlord and Tenant recognize that Landlord’s damages resulting from Tenant’s failure to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Premises is not surrendered to Landlord on the Expiration Date or sooner termination of this Lease, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall (a) pay to Landlord for each month (or any portion thereof) during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a sum equal to (i) for the first month of such holdover, one hundred twenty-five percent (125%) of the monthly Rent payable under this Lease for the last full calendar month of the Term and (ii) for each holdover month thereafter, one hundred fifty percent (150%) of the monthly Rent payable under this Lease for the last full calendar month of the Term, (b) if Tenant holds over for more than thirty (30) days, be liable to Landlord for (1) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (2) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant, and (c) if Tenant holds over for more than thirty (30) days, indemnify Landlord against all claims for damages by any New Tenant. In connection with the foregoing, Landlord shall notify Tenant that it has executed a lease with a New Tenant for the Premises or a portion thereof and the delivery date of the Premises (or the applicable portion thereof) under such lease. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof or to establish a month to month or any other tenancy. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this, Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section.
ARTICLE 19
QUIET ENJOYMENT
     Provided this Lease is in full force and effect, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming through or under

Landlord, subject to the terms and conditions of this Lease and to all Superior Leases and Mortgages.
ARTICLE 20
NO SURRENDER; NO WAIVER
     Section 20.1 No Surrender or Release. No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver is in writing and is signed by Landlord or Tenant as applicable, except to the extent expressly provided otherwise in this Lease.
     Section 20.2 No Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.
ARTICLE 21
WAIVER OF TRIAL BY JURY; COUNTERCLAIM
     Section 21.1 Jury Trial Waiver. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other in connection with any matters in any way arising out of or connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, any guaranty of all or any portion of Tenant’s liabilities under this Lease or the enforcement of any remedy under any statute, emergency or otherwise.
ARTICLE 22
NOTICES
     Except as otherwise expressly provided in this Lease, all consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered only if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed to Landlord and Tenant as set forth in Article 1, and to any Mortgagee or Lessor who shall require copies of notices and whose address is provided to Tenant, or to such other address(es) as Landlord,

Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article. Any such consent, notice, demand, request, approval or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first (1st) attempted but cannot be made due to a change of address for which no notice is given or three (3) Business Days after it shall have been mailed as provided in this Article, whichever is earlier. Either party may change its address by giving reasonable advance written notice of its new address in accordance with the provisions of this Article; provided, however, such notice of a party’s change of address shall not be effective until fifteen (15) days after the other party’s actual receipt of such notice.
ARTICLE 23
RULES AND REGULATIONS
     Tenant shall observe and comply with and shall cause all Tenant Parties to observe and comply with the Rules and Regulations, as reasonably supplemented or amended from time to time. Landlord reserves the right, from time to time, to adopt additional reasonable Rules and Regulations and to reasonably amend the Rules and Regulations then in effect. Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other Building tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, provided that Landlord shall enforce the Rules or Regulations against Tenant in a non-discriminatory fashion. To the extent that any Rules or Regulations conflict with the express terms of this Lease, the terms of this Lease shall control.
ARTICLE 24
BROKER
     Landlord has retained Landlord’s Agent as leasing agent in connection with this Lease and Landlord will be solely responsible for any fee that may be payable to Landlord’s Agent. Landlord agrees to pay a commission to Tenant’s Broker pursuant to a separate agreement. Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker in connection with this Lease other than Landlord’s Agent and Tenant’s Broker and that no other broker, finder or like entity procured or negotiated this Lease or is entitled to any fee or commission in connection herewith. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord’s Agent and Tenant’s Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, and/or the above representation being false.
ARTICLE 25
INDEMNITY
     Section 25.1 Tenant’s Indemnity. Tenant shall not do or permit to be done any act or thing upon the Premises and Tenant will not do any act or thing in the Building which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. Subject to the provisions of Section 11.2(b), except to the extent of any such injury or damage resulting from the negligence or willful misconduct of Landlord or Landlord’s agents or employees or any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Landlord to be fulfilled, kept, observed or performed, Tenant shall indemnify, defend, protect and hold harmless each of the Landlord Parties from and against any and all Losses, resulting from any claims (i) against the Landlord Parties arising from any act, omission or negligence of all Tenant Parties, (ii) against the Landlord Parties arising from any accident, injury or damage to any person or to the property of any person and occurring in or about the Premises, and (iii) against the Landlord Parties resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed or performed.
     Section 25.2 Landlord’s Indemnity. Subject to the provisions of Section 11.2(b), Landlord shall indemnify, defend and hold harmless Tenant and each of the Tenant Parties from and against all Losses incurred by Tenant and any Tenant Party arising from any accident, injury or death to any person or damage to any property of any person in or about the Project (but specifically excluding the Premises and any other tenanted space) to the extent attributable to the negligence or willful misconduct of Landlord or Landlord Parties.
     Section 25.3 Defense and Settlement.
          (a) If any claim, action or proceeding set forth in Section 25.1 is made or brought against any Landlord Party, then upon demand by a Landlord Party, Tenant, at Tenant’s sole cost and expense, shall resist or defend such claim, action or proceeding in the Landlord Party’s name (if necessary), by attorneys approved by the Landlord Party, which approval shall not be unreasonably withheld (attorneys for Tenant’s insurer shall be deemed approved for purposes of this Section 25.3). Notwithstanding the foregoing, a Landlord Party may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Tenant’s liability insurance carried under Section 11.1 for such claim and Tenant shall pay the reasonable fees and disbursements of such attorneys. If Tenant fails to diligently defend or if there is a legal conflict or other conflict of interest, then Landlord may retain separate counsel at Tenant’s expense. The obligations of Tenant under any indemnity herein shall be conditioned upon the Landlord Parties being reasonable in approving a settlement of any indemnified claim. Notwithstanding anything herein contained to the contrary, Tenant may direct the Landlord Party to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Landlord Party other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Tenant (or any other Person other than Landlord) at the time such settlement is reached, (c) such settlement shall not require the Landlord Party to admit any liability, and (d) the Landlord Party shall have received an unconditional release from the other parties to such claim, suit or other proceeding.
          (b) If any claim, action or proceeding set forth in Section 25.2 is made or brought against any Tenant Party, then upon demand by a Tenant Party, Landlord, at Landlord’s sole cost and expense, shall resist or defend such claim, action or proceeding in the Tenant

Party’s name (if necessary), by attorneys approved by the Tenant Party, which approval shall not be unreasonably withheld (attorneys for Landlord’s insurer shall be deemed approved for purposes of this Section 25.3). Notwithstanding the foregoing, a Tenant Party may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Landlord’s liability insurance carried under Section 11.8 for such claim and Landlord shall pay the reasonable fees and disbursements of such attorneys. If Landlord fails to diligently defend or if there is a legal conflict or other conflict of interest, then Tenant may retain separate counsel at Landlord’s expense. The obligations of Landlord under any indemnity herein shall be conditioned upon the Tenant Parties being reasonable in approving a settlement of any indemnified claim. Notwithstanding anything herein contained to the contrary, Landlord may direct the Tenant Party to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Tenant Party other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Landlord (or any other Person other than Tenant) at the time such settlement is reached, (c) such settlement shall not require the Tenant Party to admit any liability, and (d) the Tenant Party shall have received an unconditional release from the other parties to such claim, suit or other proceeding.
ARTICLE 26
MISCELLANEOUS
     Section 26.1 Delivery. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant shall have executed and delivered this Lease to the other.
     Section 26.2 Transfer of Real Property. Landlord’s obligations under this Lease arising from and after the date of Transfer shall not be binding upon the Landlord named herein after the sale, conveyance, assignment or transfer (collectively, a “Transfer”) by such Landlord (or upon any subsequent landlord after the Transfer by such subsequent landlord) of its interest in the Building or the Project, as the case may be, and in the event of any such Transfer, Landlord (and any such subsequent Landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder arising from the and after the date of Transfer and the transferee of Landlord’s interest (or that of such subsequent Landlord) in the Building or the Project, as the case may be, but only to the extent such obligations are assumed by the successor owner of the Project.
     Section 26.3 Limitation on Liability. The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Project (and any insurance proceeds received by Landlord after application pursuant to the terms of any Mortgage) and Tenant shall not look to any other property or assets of Landlord or any Landlord Party in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Landlord Parties shall be personally liable for the performance of Landlord’s obligations under this Lease.
     Section 26.4 Rent. All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Tenant’s Tax Payment, Tenant’s Operating Payment, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.

     Section 26.5 Entire Document. This Lease includes all riders, exhibits, schedules and other attachments hereto and all supplemental agreements provided for herein (each of which is incorporated herein by this reference) and constitutes the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. In the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the riders, exhibits, schedules and other attachments hereto and all supplemental agreements provided for herein, the Willis and provisions of this Lease shall control; provided, however, Exhibit B-Definitions shall control with respect to the definitions contained in such exhibit and with respect to the initial Tenant Improvements, in the event of any inconsistency between the terms and provisions of this Lease and Exhibit C-Work Agreement, Exhibit C — Work Agreement shall control.
     Section 26.6 Governing Law. This Lease shall be governed in all respects by the laws of the State (but not including the choice of law rules thereof).
     Section 26.7 Unenforceability. If any provision of this Lease, or its application to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.
     Section 26.8 Lease Disputes.
          (a) Landlord and Tenant agree that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the courts of the State or the United States District Court for the State and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Landlord and Tenant agree that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.
          (b) To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Lease.
     Section 26.9 Landlord’s Agent. Unless Landlord delivers written notice to Tenant to the contrary, Landlord’s Agent is authorized to act as Landlord’s agent in connection with the performance of this Lease, and Tenant shall be entitled to rely upon correspondence received from Landlord’s Agent. Tenant acknowledges that Landlord’s Agent is acting solely as agent for Landlord in connection with the foregoing; and neither Landlord’s Agent nor any of its direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of this Lease, and Tenant waives any and all claims against any and all of such parties arising out of, or in any way connected with Landlord’s Agent’s performance of Landlord’s obligations under this Lease.
     Section 26.10 Estoppel.
          (a) Within ten (10) days following written request from Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (a) stating, to Tenant’s knowledge, the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent and Additional Rent then payable, (c) stating whether or not, to Tenant’s knowledge, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, (d) stating the amount of the security, if any, under this Lease, (e) stating whether there are any subleases or assignments affecting the Premises, (f) stating the address of Tenant to which all notices and communications under this Lease shall be sent, and (g) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section may be relied upon by any purchaser or owner of the Project or the Building or all or any portion of Landlord’s interest in the Project or the Building or any Superior Lease, or by any Mortgagee, or assignee thereof or by any Lessor, or assignee thereof.
          (b) Within ten (10) days following written request from Tenant, Landlord shall deliver to Tenant a statement executed and acknowledged by Landlord, in form reasonably satisfactory to Tenant, (a) stating, to Landlord’s knowledge, the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent and Additional Rent then payable, (c) stating whether or not, to Landlord’s knowledge, Tenant is in default under this Lease, and, if Tenant is in default, setting forth the specific nature of all such defaults, (d) stating the amount of the security, if any, under this Lease, (e) stating the address of Landlord to which all notices and communications under this Lease shall be sent, and (f) responding to any other matters reasonably requested by Tenant. Landlord acknowledges that any statement delivered pursuant to this Section may be relied upon by any purchaser, investor, successor assignee or lender of Tenant or any Related Entity or by a sublessee or assignee of all or any portion of the Premises.
     Section 26.11 Certain Interpretational Rules. For purposes of this Lease, whenever the words “include”, “includes”, or “including” are used, they shall be deemed to be followed by the words “without limitation” and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question.

     The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.
     Section 26.12 Parties Bound. The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective successors, and assigns.
     Section 26.13 Memorandum of Lease. This Lease shall not be recorded; however, at Landlord’s request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording and Landlord may record the memorandum. Within ten (10) days after the end of the Term, Tenant shall enter into such documentation as is reasonably required by Landlord to remove the memorandum of record.
     Section 26.14 Counterparts. This Lease may be executed in two (2) or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.
     Section 26.15 Survival. Except as otherwise expressly provided in this Lease, all obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to any Rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease for any period expressly provided for in this Lease or the applicable statute of limitation if no time period is specified herein.
     Section 26.16 Inability to Perform. Landlord’s performance of Landlord’s obligations under this Lease (except for Landlord’s payment obligations hereunder, which shall not be excused or postponed hereunder by reason of an Unavoidable Delay nor shall any rent abatement provisions be affected by any Unavoidable Delay) and Tenant’s performance of Tenant’s obligations under this Lease (except that neither the obligation to pay Rent when due, the obligation to maintain insurance pursuant to Section 11.1, Tenant’s obligation to timely vacate and surrender possession of the Premises, any storage space, any antenna space, any temporary space and/or any other space leased by Tenant under this Lease in accordance with the terms of this Lease nor the Rent Commencement Date shall be excused or postponed hereunder by reason of an Unavoidable Delay), shall be excused to the extent that such performance is delayed due to any Unavoidable Delay(s). Landlord and Tenant shall use reasonable efforts to promptly notify the other party of any Unavoidable Delay which prevents such notifying party from fulfilling any of its obligations under this Lease.
     Section 26.17 Substitute Premises. [intentionally omitted].
     Section 26.18 Lien for Payment of Rent. Landlord hereby waives its statutory lien and distress for Rent.

     Section 26.19 Financial Statements. In connection with any proposed sale or financing of the Building but in no event more than once per Calendar Year, Tenant agrees that within fifteen (15) Business Days after Landlord’s written request, Tenant shall provide Landlord and the potential purchaser and/or lender with the opportunity to review Tenant’s financial statements for Tenant’s prior fiscal years and financial statements for Tenant’s then current fiscal year (collectively, the “Financial Information”) at Tenant’s offices in the Washington, DC metropolitan area; provided however that all persons reviewing such Financial Information must execute and deliver to Tenant a confidentiality agreement substantially in the form attached as Exhibit S. If the requested Financial Information has been prepared on an audited basis, then such audited Financial Information provided to Landlord; otherwise, the Financial Information provided to Landlord will be unaudited.
     Section 26.20 Changes to Project. Landlord shall have the following rights (a) to rearrange, change, expand or contract the Common Areas; (b) to use Common Areas while engaged in making improvements, repairs or alterations to the Project; and (c) to do and perform such other acts and make such other changes to the interior of the Building (including, without limitation, the lobbies, entrances, passageways, doors, doorways, atriums, corridors, elevators, stairs, Common Area restrooms, loading docks and parking garage) and the exterior of the Building (including, without limitation, the facade, roof, sidewalks, exterior windows and arcade), all as Landlord may from time to time in its sole judgment deem to be appropriate, provided in each instance that: (i) except to the extent required by applicable Requirements, the level of any Building service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such work or improvement); (ii) Tenant is not deprived of reasonable access to the Premises or to the Parking Facility in the Building; (iii) Tenant’s use of the Premises for the operation of its business is not materially adversely affected; and (iv) except to the extent required by applicable Requirements the size of the main lobby and atrium, if any, is not materially reduced. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises and Tenant’s use of the Parking Facility during the performance of such work or improvement. Provided that Landlord complies with the terms of this Section 26.20: (y) Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance of Tenant’s business or use or occupancy of the Premises; and (z) Tenant shall have no claim for damages, indemnification or eviction (whether actual or constructive) against Landlord nor shall Tenant be entitled to any diminution or abatement of Rent arising from Landlord’s exercise of any or all of the foregoing rights except as provided, in Sections 10.13 and 15.6(b) and Article 11 of this Lease. Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Project and Tenant consents, without further consideration, to any utilization of such rights by Landlord.
     Section 26.21 Tax Status of Beneficial Owner. Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856 et seq. of the Internal Revenue Code of 1986 as amended (the “Code”) and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners.

In the event that this Lease or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Article shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights under this Section, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of this Lease with respect to such payment. Tenant expressly covenants and agrees not to enter into any sublease or assignment which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises.
     Section 26.22 Time is of the Essence. Time is of the essence under this Lease.
     Section 26.23 OFAC. Tenant represents and warrants to Landlord that Tenant is not and shall not become a person or entity with whom Landlord is restricted from doing business under any regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.
     Section 26.24 Authority. Tenant hereby covenants (i) Tenant is a duly authorized and existing limited liability company, (ii) Tenant has and is qualified to do business in the State, (iii) Tenant has full right and authority to enter into this Lease, and (iv) that each person signing on behalf of Tenant is authorized to do so. Landlord hereby covenants (i) Landlord is a duly authorized and existing corporation, (ii) Landlord has and is qualified to do business in the State, (iii) Landlord has full right and authority to enter into this Lease, and (iv) each person signing on behalf of Landlord is authorized to do so. Landlord and Tenant agree that this Lease shall not be construed to create a partnership, joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.
ARTICLE 27
[INTENTIONALLY OMITTED]
ARTICLE 28
EXTENSION OPTION
     Section 28.1 Extension Term. Tenant shall have the right to extend the Term for all of the Premises for one (1) extension term of five (5) years (the “Extension Term”)

commencing on May 1, 2022 (the “Extension Term Commencement Date”) and ending at 11:59 p.m. on April 30, 2027, unless the Extension Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. The Extension Term shall commence only if Tenant notifies Landlord (the “Extension Notice”) of Tenant’s exercise of such extension right not earlier than November 1, 2020 and not later than January 31, 2021. The Extension Term shall be upon all of the agreements, terms, covenants and conditions of this Lease, except that (y) the Fixed Rent shall be determined as provided in Section 28.3, and (z) Tenant shall have no further right to extend the Term beyond the Extension Term. Upon the commencement of the Extension Term, any reference to the “Term,” the “term of this Lease” or any similar expression shall be deemed to include the Extension Term and the expiration of the Extension Term shall become the Expiration Date. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Term shall terminate any right of extension of Tenant hereunder.
     Section 28.2 Conditions to Exercise. Tenant’s exercise of any right to extend the Term for any Extension Term shall be subject to the following conditions at the time of such exercise: (i) this Lease is in full force and effect; (ii) no Event of Default then exists; (iii) Tenant has timely exercised the extension option, with time being of the essence; (iv) this Lease has not been assigned to a non-Related Entity; and (v) Tenant is not subleasing to a non-Related Entity more than one-third (1/3) of the Area of the Premises. If Tenant exercises an extension option, Tenant may not thereafter revoke such exercise.
     Section 28.3 Extension Term Rent. The annual Fixed Rent payable during the Extension Term shall be the annual Extension Rate for the Premises as of the commencement of the Extension Term (the “Extension Calculation Date”), with such Extension Rate being escalated annually on each anniversary of the Extension Calculation Date by the market escalation rate that shall be determined as part of the determination of the Extension Rate. “Extension Rate” shall mean the fair market annual full service, net of electric rental value of the Premises as of the Extension Calculation Date for a lease extension term equal to the Extension Term; based on comparable space in the Building or on comparable space in Comparable Buildings; including all of Landlord’s services provided for in this Lease; with the Premises considered as vacant and in “as is” condition as of the Extension Term Commencement Date (but excluding the cost of Tenant’s Alterations, including without limitation, the Tenant Improvements, in excess of Landlord’s Contribution); with Tenant being required to make Tenant’s Tax Payment and Tenant’s Operating Payment pursuant to the terms of the Lease, but with the Base Year being the calendar year in which the Extension Term commences; assuming the extension term rent is not set forth in the lease between the parties; and assuming that the leased premises is unencumbered (e.g., the leased premises is not subject to another party’s superior expansion right) and is leased under a prime lease and not a sublease. In determining Extension Rate, the parties shall not take into account or give credit to Tenant for any savings to Landlord that may be attributable to the avoidance of “downtime” for marketing and/or construction. Subject to the provisions of this Article, the calculation of the Extension Rate shall take into account all relevant factors. If the Extension Rate includes any out-of-pocket monetary concession (such as a tenant improvement allowance) to be provided by Landlord, Landlord shall have the option to either directly provide such monetary concession or indirectly provide such monetary concession by equitably reducing the Extension Rate by the economic value of such concession over the then remaining Term. In no event shall the Extension Rate be determined more than fifteen (15) months prior to the Extension Term.
     Section 28.4 Procedure for Determining Fixed Rent.
          (a) Landlord shall advise Tenant (the “Extension Rent Notice”) of Landlord’s determination of the Extension Rate upon the later of (i) ten (10) days after receiving the Extension Notice or (ii) fifteen (15) months prior to the Extension Term. If Tenant does not accept Landlord’s determination of the Extension Rate, the parties shall meet and seek to reach agreement on the Extension Rate during the sixty (60) day period that begins when Tenant receives the Extension Rent Notice (the “Extension Negotiation Period”).
          (b) If Landlord and Tenant do not agree upon the Extension Rate in writing within the Extension Negotiation Period, Tenant shall within five (5) days after the expiration of the Extension Negotiation Period notify Landlord in writing that Tenant elects to either (and in the absence of such notice from Tenant, Tenant shall be deemed to have elected to proceed under clause (x)) (x) withdraw Tenant’s Extension Notice or (y) request that such disagreement be resolved by arbitration in accordance with the then prevailing Expedited Procedures of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the Expedited Procedures shall be modified as follows:
               (i) Either party may start the arbitration process by notifying the other party that the notifying party desires that the Extension Rate be resolved by arbitration, which notice shall include the name and address of the person to act as the arbitrator on the notifying party’s behalf. The arbitrator shall be a real estate broker with at least ten (10) years full-time commercial brokerage experience who is familiar with the fair market rental value of comparable space in Comparable Buildings. Within ten (10) Business Days after the service of the demand for arbitration, the receiving party shall give notice to the party demanding arbitration specifying the name and address of the person designated by the receiving party to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If the receiving party fails to notify the party demanding arbitration of the appointment of the receiving party’s arbitrator within such ten (10) Business Day period, and such failure continues for three (3) Business Days after the demanding party delivers a second notice to the receiving party, then the arbitrator appointed by the demanding party shall be the arbitrator to determine the Extension Rate for the Premises.
               (ii) If two (2) arbitrators are chosen pursuant to Subsection 28.4(b)(i), the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and shall seek to reach agreement on Extension Rate. If within twenty (20) Business Days after the second arbitrator is appointed the two (2) arbitrators do not reach agreement on Extension Rate then the two (2) arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two (2) arbitrators. If they do not agree upon such appointment within five (5) Business Days after expiration of such twenty (20) Business Day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) Business Days after expiration of the foregoing five (5) Business Day period, then either party, on behalf of both, may request appointment of such a qualified person by the then president of the Greater Washington Commercial Association of REALTORS®, or the successor organization thereto.

The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Subsection 28.4(b)(iii). Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.
               (iii) The Extension Rate shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Extension Rate supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of the Extension Rate, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deems appropriate and shall, within thirty (30) days after being appointed, select which of the two (2) proposed determinations most closely approximates his or her determination of the Extension Rate. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Extension Rate shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to this Lease confirming the Extension Rate, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination.
               (iv) In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manlier as that set forth herein with respect to the appointment of the original third arbitrator.
               (v) If the Fixed Rent payable during the Extension Term is not determined prior to the Extension Term Commencement Date, Tenant shall continue to pay Fixed Rent in an amount equal to the rentable square foot rate payable for the period beginning on May 1, 2021 and continuing through the Expiration Date (the “Extension Interim Rent”). Upon final determination of the Fixed Rent for the Extension Term, Tenant shall commence paying such Fixed Rent as so determined, and within ten (10) days after such determination Tenant shall pay any deficiency in prior payments of Fixed Rent or, if the Fixed Rent as so determined shall be less than the Extension Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Fixed Rent in an amount equal to the difference between each installment of Extension Interim Rent and the Fixed Rent as so determined which should have been paid for such installment until the total amount of the over payment has been recouped.
     Section 28.5 Rent for Ancillary Space. Any provision of this Lease to the contrary notwithstanding, if Tenant leases any storage, rooftop, antenna, generator or other space under this Lease and Tenant’s lease of such space will continue during the Extension Term, then, unless this Lease expressly sets forth the means for determining the rent or other charges for such space during the Extension Term, the rent or such other charges for such space during the Extension Term shall be the Extension Rate for such space and shall be determined by the same parties, using the same procedures and at the same time that such parties are determining the Extension Rate of the Premises.
ARTICLE 29
RIGHT OF OPPORTUNITY
     Section 29.1 Right of Opportunity.
          (a) Subject to the provisions of this Article, if, during the Term of this Lease, office space located on the eighth (8th) and/or, (i) if Landlord does not timely deliver the Swap Notice to Tenant under Section 2.1(b), the eleventh (11th) floor of the Building or (ii) if Landlord timely delivers the Swap Notice to Tenant under Section 2.1(b), the tenth (10th) floor of the Building, becomes available for lease from Landlord (or Landlord reasonably anticipates that such space will become available for lease from Landlord) prior to the last fifteen (15) months of the initial Term (or, if Tenant has theretofore extended the Term in accordance with the provisions of Article 28, then prior to the last thirty-six (36) months of such Extension Term) (the “ROFO Space”), Landlord shall so notify Tenant (the “Landlord’s ROFO Notice”) of the anticipated availability date (the “ROFO Commencement Date”) and, Tenant shall have the right to lease all (but not less than all) of the ROFO Space (the “Right of Opportunity”) by delivering Tenant’s notice of such election to Landlord (“Tenant’s ROFO Notice”) within seven (7) Business Days after Landlord gives Landlord’s ROFO Notice to Tenant. If Tenant exercises Tenant’s Right of Opportunity less than thirty-six (36) months prior to the Expiration Date for the initial Term, Tenant shall concurrently exercise Tenant’s Extension Option for the Extension Term as set forth under Article 28, and Tenant shall have the right to exercise its Extension Option at such time notwithstanding anything to the contrary set forth in Article 28.
          (b) Any provision of this Lease to the contrary notwithstanding, Tenant’s Right of Opportunity shall be subject to the following:
               (i) With respect to any ROFO Space available for lease as of the Effective Date, Tenant’s Right of Opportunity shall not apply to such ROFO Space until Landlord has hereafter entered into a lease with a third-party tenant for such ROFO Space containing such terms as Landlord deems acceptable in Landlord’s sole discretion (including, without limitation, any fixed expansion or extension rights that Landlord might grant such tenant(s) for such ROFO Space) with a third-party tenant and the term of such lease has expired with respect to such ROFO Space (including, without limitation, the expiration of any lease term extension period(s), regardless of whether the extension right or agreement is contained in such lease or is agreed to at any time by Landlord and the tenant under such lease or otherwise) or otherwise been terminated.
               (ii) If Tenant notifies Landlord that Tenant elects not to lease a ROFO Space or if Tenant fails to timely deliver Tenant’s ROFO Notice to Landlord with respect thereto, Tenant’s Right of Opportunity shall not apply to such ROFO Space until Landlord has thereafter entered into a lease for such ROFO Space with a third-party tenant under one or more leases containing such terms as Landlord deems acceptable in Landlord’s sole discretion (including, without limitation, any right of opportunity or other expansion rights that Landlord might grant such tenant(s) for such ROFO Space) and Tenant’s Right of Opportunity shall not apply to such space until the term of such lease has expired with respect to such ROFO Space (including, without limitation, the expiration of any lease term extension period(s), regardless of whether the extension right or agreement is contained in such lease or is agreed to at any time by Landlord and the tenant under such lease or otherwise) or otherwise been terminated.
     Section 29.2 Conditions to Exercise. Tenant’s exercise of its Right of Opportunity shall be subject to the following conditions at the time of such exercise: (i) this Lease is in full force and effect; (ii) no Event of Default then exists; (iii) Tenant has timely exercised the Right of Opportunity, with time being of the essence; (iv) this Lease had not been assigned to a non-Related Entity; (v) Tenant shall have not exercised Tenant’s Acceleration Option and (vi) Tenant is not subleasing to a non-Related Entity more than one-third (1/3) of the Area of the Premises. If Tenant exercises its Right of Opportunity, Tenant may not thereafter revoke such exercise.
     Section 29.3 Condition of ROFO Space. Tenant shall take the ROFO Space in “as is” condition.
     Section 29.4 ROFO Space Rent. The annual Fixed Rent payable for an applicable ROFO Space shall be the annual ROFO Rate for the ROFO Space as of the ROFO Commencement Date (the “ROFO Calculation Date”), with such ROFO Rate being escalated annually on each anniversary of the ROFO Calculation Date by the market escalation rate that shall be determined as part of the determination of the ROFO Rate. The “ROFO Rate” shall mean the fair market annual full service, net of electric rental value of the applicable ROFO Space as of the ROFO Calculation Date for a tenant-requested term equal to the then remainder of the Term; based on comparable space in the Building or on comparable space in Comparable Buildings; including all of Landlord’s services provided for in this Lease; with the ROFO Space considered as vacant and in “as is” condition existing on the ROFO Calculation Date; with Tenant being required to make Tenant’s Tax Payment and Tenant’s Operating Payment pursuant to the terms of this Lease, but with the Base Year being the calendar year in which the ROFO Commencement Date occurs; assuming the rent for the space is not set forth in the lease between the parties; and assuming that the leased premises is unencumbered (e.g., the leased premises is not subject to another party’s superior expansion right) and is leased under a prime lease and not a sublease. Subject to the provisions of this Article, the calculation of ROFO Rate shall take into account all relevant factors. If the ROFO Rate includes any out-of-pocket monetary concession (such as a tenant improvement allowance) to be provided by Landlord, Landlord shall have the option to either directly provide such monetary concession or indirectly provide such monetary concession by equitably reducing the ROFO Rate by the economic value of such concession over the then remaining Term.
     Section 29.5 Procedure for Determining Fixed Rent.
          (a) Landlord shall advise Tenant (the “ROFO Rent Notice”) of Landlord’s determination of ROFO Rate within ten (10) days after receiving Tenant’s ROFO Notice. If Tenant does not accept Landlord’s determination of ROFO Rate, the parties shall meet and seek to reach agreement on the ROFO Rate during the thirty (30) day period that begins when Landlord receives Tenant’s ROFO Notice (the “ROFO Negotiation Period”).
          (b) If Landlord and Tenant do not agree upon the ROFO Rate in writing within the ROFO Negotiation Period, the provisions of Section 28.4(b) shall govern the determination of the ROFO Rate, except that all references in Section 28.4(b) to:
     the “Extension Rate” shall mean the “ROFO Rate,”
     the “Extension Negotiation Period” shall mean the “ROFO Negotiation Period;” and the “Extension Rent Notice” shall mean the “ROFO Rent Notice.”
If the Fixed Rent payable for a ROFO Space is not determined prior to the day on which Tenant commences to lease the ROFO Space, Tenant shall pay Fixed Rent for the ROFO Space in an amount equal to the rentable square foot rate then payable for the original Premises (the “ROFO Interim Rent”). Upon final determination of the Fixed Rent for the ROFO Space, Tenant shall commence paying such Fixed Rent as so determined, and within ten (10) days after such determination Tenant shall pay any deficiency in prior payments of Fixed Rent or, if the Fixed Rent as so determined shall be less than the ROFO Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Fixed Rent in an amount equal to the difference between each installment of ROFO Interim Rent and the Fixed Rent as so determined which should have been paid for such installment until the total amount of the over payment has been recouped.
     Section 29.6 Terms of Lease. Except to the extent expressly set forth in this Article to the contrary, if Tenant elects to lease ROFO Space, such space shall become subject to this Lease upon the same terms and conditions as are then applicable to the original Premises. The foregoing notwithstanding, except as to any concessions or allowances determined as part of the ROFO Rate, any tenant improvement allowances, free rent periods, moving allowances or other special concessions granted to Tenant with respect to the original Premises shall not apply to the ROFO Space.
     Section 29.7 Term. If Tenant exercises its right to lease ROFO Space, the term of Tenant’s lease of the ROFO Space shall commence upon the later of: (i) the date of availability specified in Landlord’s ROFO Notice, or (ii) the date Landlord tenders possession of the ROFO Space in the condition required under Section 29.3, and expire upon the expiration of the Term of this Lease (and any extension hereof). Provided Landlord has complied with the terms of the following sentence, Landlord will have no liability to Tenant if Landlord does not deliver the ROFO Space to Tenant on the date of availability specified in Landlord’s ROFO Notice. Landlord will promptly commence and diligently pursue obtaining possession of the ROFO Space (including, if necessary, by initiating legal proceedings) so that Landlord can tender the ROFO Space to Tenant; provided, however, if Landlord has not tendered possession of the ROFO Space to Tenant within six (6) months after the date of availability specified in Landlord’s ROFO Notice (which date shall not be extended by Unavoidable Delays), Tenant’s sole remedy shall be to terminate its election to lease the ROFO Space by notifying Landlord in writing within thirty (30) days after the expiration of said six month period. Landlord shall have no obligation to make any payment to the occupant or to give any other concession to such occupant in order to induce such occupant to vacate and surrender possession of any ROFO Space.
     Section 29.8 Recomputation. Except to the extent expressly set forth in this Lease to the contrary, upon Tenant’s leasing of ROFO Space, the terms “Area of the Premises” and the “Premises” shall be deemed amended to include such ROFO Space and Tenant’s Share and all other computations made under this Lease based upon or affected by the rentable area of the Premises shall be recomputed to include such ROFO Space.
ARTICLE 30
ACCELERATION OPTION
     Section 30.1 Acceleration Option Any provision of this Lease to the contrary notwithstanding, Tenant shall have the right to accelerate the Expiration Date (the “Acceleration Option”) with respect to the entire Premises to December 31, 2019 (the “Accelerated Expiration Date”) upon the terms and conditions set forth in this Section.
     Section 30.2 Acceleration Notice. If Tenant elects to exercise its Acceleration Option, Tenant shall deliver written notice of such election (the “Acceleration Notice”) to Landlord on or before January 1, 2019 and Tenant shall deliver the Acceleration Payment to Landlord no later than thirty (30) days prior to the Accelerated Expiration Date. The “Acceleration Payment” means the sum of the unamortized portion (determined as of the Accelerated Expiration Date) of, with respect to the original Premises leased hereunder (i) all brokerage fees paid by Landlord in connection with this Lease, (ii) the Improvement Allowance and any other cash allowance given to Tenant under this Lease, and (iii) any free or abated rent to which is entitled under this Lease for the period from the date on which Tenant first conducts business at the Premises or any portion thereof to the Rent Commencement Date, when such sum is amortized with interest at eight percent (8%) per annum in equal monthly payments from applicable Rent Commencement Date through the original Expiration Date under this Lease. In addition, if the Premises is expanded after the date hereof, the Acceleration Payment shall be increased to reflect the sum of, with respect to the expansion space, the unamortized portion (determined as of the Accelerated Expiration Date) of the costs described in clauses (i), (ii), (iii) above and any applicable Fixed Rent abatement (determined as set forth above but amortized from the date Tenant begins paying rent for the expansion space) incurred by Landlord in connection with the expansion space.
     Section 30.3 Exercise of Acceleration Option. If Tenant properly exercises its Acceleration Option and fully and timely pays the Acceleration Payment to Landlord, this Lease and the Term shall expire and the Expiration Date shall be at 11:59 p.m. on the Accelerated Expiration Date; provided, however, the obligations set forth in this Lease that are to survive the termination or expiration of this Lease, shall so survive.
     Section 30.4 Obligations. If Tenant exercises its Acceleration Option, Landlord and Tenant shall continue to fully and timely observe and perform their respective obligations under this Lease through the Accelerated Expiration Date and thereafter with respect to any obligations that are to survive the expiration or termination of this Lease. For example, Tenant would continue to be obligated to make all Fixed Rent and Additional Rent payments as and when due under this Lease through the Accelerated Expiration Date.
     Section 30.5 No Revocation. Once Tenant exercises its Acceleration Option, Tenant may not thereafter revoke such exercise.
     Section 30.6 Conditions to Exercise. Tenant’s exercise of its Acceleration Option shall be subject to the existence of the following conditions at the time of such exercise: (i) Tenant has not exercised Tenant’s Right of Opportunity on or after January 1, 2017; and (ii) Tenant has timely exercised its Acceleration Option and delivered the Acceleration Payment to Landlord, with time being of the essence.
ARTICLE 31
STORAGE SPACE
     Section 31.1 Storage Space. Tenant hereby leases approximately 931 square feet of storage space on B-2 level of the Building (the “Storage Space”), which Storage Space is approximately as shown on Exhibit 1-Storage Space attached to this Lease.
     Section 31.2 Rent. During the initial Term of this Lease, Tenant shall pay Landlord annual rent for the Storage Space in an amount equal to $15.00 per square foot multiplied by the number of square feet contained in the Storage Space, which rent shall increase on each anniversary of the applicable Rent Commencement Date by three percent (3%) of the Storage Space rent payable for the then immediately preceding year. The Storage Space rent shall be deemed a part of the Rent owed by Tenant under this Lease and Tenant shall make monthly rental payments for the Storage Space at the same time, in the same form and otherwise in accordance with the terms set forth in this Lease for the payment of Rent.
     Section 31.3 Storage Space Lease Terms. Except as set forth in this Article to the contrary, Tenant shall lease the Storage Space upon the same terms and conditions as Tenant leases the Premises; provided, however, Tenant’s Proportionate Share of Operating Expenses and Taxes and other charges under this Lease shall not be increased by virtue of Tenant’s leasing of the Storage Space and the square footage of the Storage Space shall not be added to or included in the square footage of the Premises.
     Section 31.4 Condition of Storage Space. Tenant accepts the Storage Space in “as is” condition and Landlord shall have no obligation to provide any services in connection with the Storage Space, except for providing electricity, replacement lightbulbs and keys and access to the Storage Space, and except that the Storage Space will be tendered to Tenant broom clean condition (the “Storage Condition”). Upon delivering the Storage Space to Tenant in Storage Condition, Landlord will have no obligation to make any improvements, repairs or alterations to the Storage Space. Tenant shall maintain the Storage Space at Tenant’s sole cost and expense. At the end of the Term, Tenant shall surrender the Storage Space to Landlord in broom clean condition, normal wear and tear excepted. Tenant will not operate any equipment (electrical or otherwise) in the Storage Space.
     Section 31.5 Term of Lease for Storage Space. Tenant’s leasing of the Storage Space shall commence on the date Landlord tenders possession of the Storage Space to Tenant in the Storage Condition and shall be co-terminus with the Term of this Lease and any extension thereof; provided, however, Tenant shall have the right to terminate its lease of all or a portion of the Storage Space at any time upon thirty (30) days prior written notice. Tenant shall have the right to rent additional storage space from time to time (to the extent storage space is available) on the same terms as set forth herein by delivering written notice to Landlord requesting additional storage space and Landlord shall promptly notify Tenant in writing of additional storage space to the extent storage space becomes available during the six (6) month period after Landlord’s receipt of Tenant’s notice requesting additional storage space.
     Section 31.6 Assignment. Tenant shall not assign or sublet all or any portion of the Storage Space except in connection with any assignment of this Lease or sublease of the Premises permitted under this Lease.
     Section 31.7 Insurance. Tenant’s insurance requirements set forth in this Lease shall also apply with respect to the Storage Space.
     Section 31.8 Use of Storage Space. Tenant shall use the Storage Space for storing such personal property of Tenant as Tenant is permitted to have in the Premises and for no other purpose.
[SIGNATURES FOLLOW]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Deed of Lease as of the day and year first above written.
LANDLORD:
COMMONWEALTH TOWER, L.P.,
a Delaware limited partnership

By:	/s/ Russell Makowsky
	Name:	Russell Makowsky
	Title:	Vice President and Treasurer

TENANT:
CARLYLE INVESTMENT MANAGEMENT LLC,
a Delaware limited liability company

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel D’Aniello
	Title:	Managing Director